Exhibit 2.1
ASSET PURCHASE AGREEMENT
between
CORT BUSINESS SERVICES CORPORATION
as Buyer
and
AARON RENTS, INC.
as Seller
dated
as of September 12, 2008

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

Schedules

Schedule 2.1A-1	Specified Locations
Schedule 2.1A-2	Assumed Locations
Schedule 2.1A-3	Shared Locations
Schedule 2.1B	Principal Fixtures and Equipment
Schedule 2.1C	Transferred Non-Registered Motor Vehicles
Schedule 2.1C-1	Transferred Registered Motor Vehicles
Schedule 2.1E	Other Business Locations
Schedule 2.1(X)	Permitted Encumbrances
Schedule 2.1N	Determination of Age of Accounts Receivable
Schedule 2.2D	Equipment Leased from Third Party
Schedule 2.2G	Excluded Licenses
Schedule 3.3	Violations
Schedule 3.3(b)	Material Third Party Consents
Schedule 3.4	Business Financial Statements
Schedule 3.5(a)	Title to Assets
Schedule 3.5(c)	Related Party Ownership of or Interest in Purchased Assets
Schedule 3.7	Permits and Licenses
Schedule 3.8	Litigation
Schedule 3.9(a)	Business Employees
Schedule 3.9(b)	Reassigned and Transferred Business Employees
Schedule 3.9(c)	Unfair Labor Practice Charges: Labor Strike and/or Grievance; Work Stoppage
Schedule 3.10	Material Contracts
Schedule 3.11	Activities of Seller at Principal Premises
Schedule 3.14(a)	Related Parties
Schedule 3.14(b)	Real Estate Leases
Schedule 3.14(c)	Unpaid Real Estate Related Items
Schedule 3.15	Tax Matters
Schedule 3.16	Employees Benefit Plans
Schedule 3.16(c)	Employee Benefit Plans Extending Beyond Termination of Service
Schedule 5.5	Methodology for Statement of Allocation
Schedule 5.6(a)(i)	Business Employees at Specified Locations, Assumed Locations or Shared Locations
Schedule 5.6(a)(ii)	Employees at Other Business Locations
Schedule 5.6(a)(iii)	Other Business Employees Who Devote a Majority of Their Time to the Business
Exhibits

Exhibit A	Fort Myers Lease
Exhibit B	Intellectual Property License Agreement
Exhibit C	IT Services Agreement
Exhibit D	Master Sublease Agreement
Exhibit E	Bill of Sale
Exhibit F	Assumption Agreement

-iv-

ASSET PURCHASE AGREEMENT
          THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of September 12, 2008 between AARON RENTS, INC., a Georgia corporation (“Seller”), and CORT BUSINESS SERVICES CORPORATION, a Delaware corporation (“Buyer”).
Introduction
          Seller engages in the businesses of renting, leasing and selling (i) new and used residential and office furniture, furnishings, appliances, electronics, accessories, housewares, consumer goods and other similar assets (collectively, “Merchandise”) to individual, corporate, apartment community and other business customers through Seller’s “Aaron’s Corporate Furnishings” division (the “Business”) and (ii) new and used office furniture, residential furniture for use in business settings, furnishings, appliances, accessories and other assets to individual, business, apartment community and corporate customers through Seller’s “Aaron’s Office Furnishings” division (the “Office Business”). Seller is also in the businesses of leasing Merchandise to customers primarily as a means to finance the purchase of such Merchandise, and also selling Merchandise, through its sales and lease ownership or “rental purchase” division (referred to as “rent-to-own”) and manufacturing furniture through its “MacTavish Furniture Industries” division (together with the Office Business, the “Non-ACF Businesses”). Buyer desires to purchase, and Seller desires to sell, certain of Seller’s assets relating to the Business on the terms and subject to the conditions set forth in this Agreement.
Terms
          In consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
          For the purposes of this Agreement, the following words and phrases shall have the following meanings:
          “Account Parties” shall have the meaning set forth in Section 5.13(a).
          “Accounts Receivable” shall mean all of the accounts, notes and finance receivables generated by transactions with customers of the Business (but excluding the Accounts Receivable of the Non-ACF Businesses) with respect to goods or services provided or performed, as applicable, as of the close of business on the day prior to the Closing Date, including, without limitation, all funds, refunds, receivables, credits, offsets, or reimbursements, Claims, debts, obligations, Lockbox Accounts and any other rights to receive payment, together with all accrued interest thereon, existing as of the close of business on the day prior to the Closing Date, and the full benefit of all securities for such accounts or debts.

          “Actual Inventory Amount” means the Original Landed Cost of all Rental Inventory transferred to Buyer hereunder.
          “Additional Utility Encumbrances” means any Encumbrances to either secure the performance of statutory obligations or constituting surety bonds, performance and return-of-money bonds and other obligations of like nature with respect to utilities at the Principal Premises.
          “Affiliate” means, with respect to a Person, any other Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.
          “Agreement” shall have the meaning set forth in the Introduction.
          “Asset Acquisition Statement” shall have the meaning set forth in Section 5.5.
          “Assumed Contracts” means the Contracts assumed by Buyer pursuant to Section 2.3(a).
          “Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).
          “Assumed Locations” means each of the locations of the Business set forth on Schedule 2.1A-2.
          “Assumption Agreement” shall have the meaning set forth in Section 2.3(a).
          “Benefit Plan” shall have the meaning set forth in Section 3.16(a).
          “Business” shall have the meaning set forth in the Introduction.
          “Business Employees” means the employees actively employed by the Seller or its Affiliates (not including any Non-Affiliated Franchisee) in the Business or who otherwise devote a majority of their time to the Business.
          “Business Financial Statements” shall have the meaning set forth in Section 3.4.
          “Business Merchandise” means all Merchandise which is (i) subject to a Rental Contract (other than an Undelivered Rental Contract) or otherwise on lease to a customer of the Business (including any “rent-free” or other models provided to customers), (ii) located at a Specified Location or Assumed Location or (iii) located at a Shared Location or an Other Business Location and primarily used or held for leasing to customers in the conduct of the Business, provided, however, that the Business Merchandise referred to in clauses (ii) and (iii) shall include only such items that are in rentable condition.
          “Buyer” shall have the meaning set forth in the Introduction.
          “Buyer Breach” shall have the meaning set forth in Section 6.3(a).

          “Catastrophic Event” means a natural disaster, act of war or terrorism or any fire, flood or explosion, regardless of cause, that causes damage to property of significant severity and magnitude.
          “Claim” shall have the meaning set forth in Section 3.8.
          “Closing” means the closing of the transactions described in Section 2.4.
          “Closing Amount” shall have the meaning set forth in Section 2.5(d).
          “Closing Amount Schedule” shall have the meaning set forth in Section 2.5(d).
          “Closing Date” means the date of the Closing as determined pursuant to Section 2.4.
          “Closing Date Payment Amount” shall have the meaning set forth in Section 2.5(b).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Competing Business” shall have the meaning set forth in Section 5.7(b).
          “Competitively Sensitive Information” shall have the meaning set forth in Section 5.1.
          “Confidentiality Agreement” means the Confidentiality Agreement by and between Seller and Buyer dated July 24, 2008.
          “Contracts” shall have the meaning set forth in Section 2.1(g).
          “Current Accounts Receivable” shall have the meaning set forth in Section 2.1(n).
          “Customer Deposits” means customer deposits and advance payments (including security deposits) and any interest accrued thereon held by Seller or by another Person for the benefit of a customer under Rental Contracts transferred to Buyer hereunder.
          “Damage” means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, interest, Claims (including third party Claims), incurred costs and expenses whatsoever (including reasonable attorneys’ fees) resulting from, arising out of or incident to (x) any matter for which indemnification is provided under this Agreement, or (y) the enforcement by an indemnified party of its rights to indemnification under this Agreement.
          “Designated Accounts Receivable” shall have the meaning set forth in Section 2.1(n).
          “Designated Business Employee” shall have the meaning set forth in Section 5.6(a).
          “Disputed Items” shall have the meaning assigned in Section 2.5(e).

          “Dispute Notice” shall have the meaning assigned in Section 2.5(e).
          “Encumbrance” shall mean any encumbrance of any kind whatsoever and includes any security interest, mortgage, deed of trust, lien, judgment, tax lien, sewer rent, assessment, mechanics’ or materialmen’s liens, hypothecation, pledge, assignment, easement, servitude, right of way, restriction, tenancy, encroachment or burden or any other right or Claim of others affecting the Purchased Assets and any restrictive covenant or other agreement, restriction or limitation on the use of the Purchased Assets.
          “Environmental Laws” means all applicable federal, state and local environmental and employee protection laws, rules, regulations, judgments, orders and consent agreements.
          “Environmental Liabilities” means, regardless of whether any of the following are contained in any disclosure schedule to this Agreement or otherwise disclosed to Buyer prior to the Closing, any and all Damages asserted against or incurred by Buyer arising out of or related to (i) environmental conditions relating to or arising from the presence, Release, threat of Release, Management or exposure first occurring prior to the Closing Date of Hazardous Materials at, on, in or under any of the Principal Premises, whether into the air, soil, ground or surface waters on-site or off-site or arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed or Released by Seller or any of its subsidiaries, Affiliates or predecessors; or (ii) any violation of any Environmental Law first existing prior to the Closing Date (including without limitation costs and expenses for pollution control or monitoring equipment required to bring the Business into compliance with Environmental Laws and fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes Buyer to come into compliance); or (iii) relating to, arising from or in connection with the items identified on Schedule 3.11. For purposes of this definition, “Principal Premises” shall be deemed to include the Principal Premises and any Purchased Assets located thereat and includes all environmental media on which or in which the Principal Premises are located.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means (i) any corporation included with the Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with the Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other Person treated as an affiliate of the Seller under Section 414(o) of the Code.
          “Excess Inventory Percentage” means the quotient of (x) the difference between (i) the Actual Inventory Amount and (ii) 1.03 times the Inventory Amount Target over (y) the Inventory Amount Target.
          “Excess Monthly Rental Percentage” means the quotient of (x) the difference between (i) the Monthly Rental Potential and (ii) $6.386 million over (y) $6.2 million.

          “Excluded Assets” means the properties and assets of the Business expressly excluded from the Purchased Assets by Section 2.2.
          “Excluded Contracts” shall have the meaning set forth in Section 2.2(f).
          “Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).
          “Excluded Licenses” shall have the meaning set forth in Section 2.2(g).
          “Excluded Seller Marks” shall have the meaning set forth in Section 2.2(h).
          “Fort Myers Lease” means the lease to be entered into between Buyer and Seller with respect to Seller’s real property located at 13140 Metro Parkway, Fort Myers, Florida, in the form attached hereto as Exhibit A.
          “GAAP” means United States generally accepted accounting principles.
          “Governmental Permits” shall have the meaning set forth in Section 2.1(k).
          “Hazardous Materials” means any hazardous, toxic or polluting materials, substances, wastes, pollutants or contaminants (including, without limitation, petroleum, petroleum products, radioactive materials, asbestos, or asbestos-containing materials) which are defined by or regulated under any Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Immigration Laws” shall have the meaning set forth in Section 3.9(d).
          “Inactive Accounts Receivable” means Accounts Receivable with respect to which the Business Merchandise leased by a customer of the Business has been returned by the customer to the Seller.
          “including” or any variation thereof means “including without limitation” and the term “including” or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.
          “Independent Accountant” shall have the meaning set forth in Section 2.5(e).
          “Intellectual Property License Agreement” means the Trademark License Agreement in the form attached hereto as Exhibit B.
          “Inventory Adjustment Amount” means (x) if the Excess Inventory Percentage is positive, the product of (i) the Excess Inventory Percentage and (ii) the Inventory Value for all Rental Inventory transferred to Buyer hereunder and (y) if the Inventory Shortfall Percentage is positive, the product of (i) the Inventory Shortfall Percentage and (ii) the Inventory Value for all Rental Inventory transferred to Buyer hereunder; provided, however, if neither the Excess

Inventory Percentage nor the Inventory Shortfall Percentage is positive, then the Inventory Adjustment Amount shall be $0.
          “Inventory Amount Target” means $70.0 million plus the product (which may be positive or negative) of (x) $70.0 million and (y) the quotient of (i) the difference between (A) the Monthly Rental Potential and (B) $6.2 million over (ii) $6.2 million.
          “Inventory on Lease” means all Rental Inventory which is being leased by customers under Rental Contracts (other than Undelivered Rental Contracts) transferred to Buyer hereunder.
          “Inventory Shortfall Percentage” means the quotient of (x) difference between (i) 0.97 times the Inventory Amount Target and (ii) the Actual Inventory Amount over (y) the Inventory Amount Target.
          “Inventory Value” means (i) 50% of the Original Landed Cost for used Rental Inventory, (ii) 85% of the Original Landed Cost for new Rental Inventory (other than electronics), and (iii) 100% of the Original Landed Cost for new electronics.
          “IRS” means the U.S. Internal Revenue Service.
          “IT Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit C.
          “knowledge”, “aware”, derivations of those words and similar words, when used with respect to Seller, means (i) the actual knowledge of Robert C. Loudermilk, Jr., R. Charles Loudermilk, Sr., Gilbert L. Danielson or Eduardo Quinones, after reasonable inquiry by such executive officers of (A) their direct reports and (B) other persons actually known to such executive officers to have substantial relevant information regarding the subject matter with respect to which such executive officer is inquiring or (ii) the actual knowledge of Philip Karl and Chris Counts.
          “Leased Personal Property” means the personal property leased by Seller pursuant to a Personal Property Lease.
          “Letter” shall have the meaning set forth in Section 5.13(a).
          “Licenses” shall have the meaning set forth in Section 2.1(h).
          “Lockbox Account” shall have the meaning set forth in Section 5.13(a).
          “Manage” or “Management”, when used with respect to Hazardous Materials, means to use, possess, generate, treat, manufacture, process, handle, store, recycle, transport or dispose of.
          “Master Sublease Agreement” means the Agreement in the form attached hereto as Exhibit D.

          “Material Adverse Effect” means, and the correlative terms “material” and “materiality” mean, with respect to the Business or Buyer, any circumstance or event which, individually or in the aggregate with any other circumstance or event, is material and adverse to the business, assets, properties, operations, earnings or condition (financial or otherwise) of the Business or Person referenced, together with such business or such party’s subsidiaries, taken as a whole, provided that in determining whether there has been a Material Adverse Effect, any adverse effects directly resulting from or directly attributable to any of the following (either alone or in combination with other such like circumstances or events) shall be disregarded: (i) general economic conditions in the United States; (ii) general conditions in the industry in which the Business operates which conditions do not affect the Business in a disproportionate manner, (iii) the announcement or pendency of this Agreement, or rumors or leaks related thereto concerning the anticipated consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors or partners; and (iv) any failure by the Business to meet publicly announced revenue or earnings projections or internal projections (except to the extent that the adverse effect is related to the reason(s) underlying such failure (other than such underlying reasons excluded from the definition of “Material Adverse Effect” by other clauses in this definition)).
          “Merchandise” shall have the meaning set forth in the Introduction.
          “Monthly Rental Potential” means the aggregate monthly rent and waiver payable to Seller under all Rental Contracts (other than Undelivered Rental Contracts) transferred to Buyer hereunder as of the close of business on the day prior to the Closing Date.
          “Monthly Rental Shortfall Percentage” means the quotient of (x) the difference between (i) $6.014 million and (ii) the Monthly Rental Potential over (y) $6.2 million.
          “Non-ACF Businesses” shall have the meaning set forth in the Introduction.
          “Non-Affiliated Franchisees” has the meaning set forth in Section 2.2(l).
          “Non-Assignable Assets” shall have the meaning set forth in Section 2.6(a).
          “Non-Transferred Lease” shall have the meaning set forth in Section 2.5(a)(vi).
          “Office Business” shall have the meaning set forth in the Introduction.
          “Original Landed Cost” means the original price plus freight and distribution center costs as accounted for by Seller internally, if any, paid by Seller for an item of Rental Inventory, which the parties acknowledge is based on an average cost of items with the same SKU; provided, however, that the Original Landed Cost for any Rental Inventory leased by Seller and then released to a customer is $0.
          “Other Business Location” means each location of a showroom, warehouse or clearance center used primarily in the Business (but which is not a Specified Location, Assumed Location or a Shared Location) and listed on Schedule 2.1E.

          “Pending Business Merchandise” shall have the meaning set forth in Section 2.2(o).
          “Pension Plan” shall have the meaning set forth in Section 3.16(c).
          “Permitted Encumbrances” means (i) the Encumbrances and exceptions set forth in Schedule 2.1(X), (ii) Encumbrances for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings described in Schedule 2.1(X); (iii) carriers, warehousemen’s, mechanic’s, materialmen’s, repairmen’s and other similar Encumbrances that are imposed by law and incurred in the ordinary course of business for obligations not overdue or which are being contested in good faith by appropriate proceedings, which proceedings, if material, are disclosed in Schedule 2.1(X); (iv) any interest or title of a vendor or lessor in property or other assets subject to a Personal Property Lease constituting a Purchased Asset hereunder, and the customer’s leasehold interest with respect to Rental Inventory pursuant to a Rental Contract; (v) Encumbrances incidental to the conduct of the Business at the Principal Premises or the occupation or lease of real property at the Principal Premises, including easements, rights of way, zoning and similar restrictions (provided that such restrictions have not been violated and do not materially interfere with the conduct of the Business as conducted by Seller); (vi) the interest of any lessors party to a Transferred Real Estate Lease, a Subleased Real Estate Lease or a Personal Property Lease constituting a Purchased Asset hereunder in the property being leased to the Seller; (vii) Encumbrances incurred by statute in connection with deposit accounts; (viii) Additional Utility Encumbrances; and (ix) imperfections in title and minor encroachments not material in amount and which, individually or in the aggregate, do not materially interfere with the conduct of the Business or with the use of the Purchased Assets and do not materially affect the value of the Purchased Assets, individually or collectively.
          “Person” means and includes any individual, corporation, limited liability company, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.
          “Personal Property Lease” shall have the meaning set forth in Section 3.5(b).
          “Pre-Closing Statement” shall have the meaning set forth in Section 2.5(b).
          “Principal Fixtures and Equipment” means all of the machinery and equipment (including telephone lines and telecommunication equipment), fixtures (including any racking), improvements, tooling, supplies, tools and any other capital items (i) located at any of the Specified Locations or Assumed Locations, (ii) located at any of the Shared Locations and reflected in Seller’s books and records as held for use in the Business or (iii) which are in transit to or temporarily removed from a location specified in clause (i) or (ii) above and which would otherwise be included among the items described in clause (i) or (ii) above, as they may be subject to ordinary course adjustments from time to time on Seller’s books and records. Principal Fixtures and Equipment shall include, without limitation, those specified items of machinery and equipment which are identified on Schedule 2.1B. Notwithstanding the foregoing, Principal Fixtures and Equipment shall exclude any equipment, fixtures, improvements, tooling, supplies, tools and any other capital items reflected in Seller’s books and records as held for use in the Non-ACF Businesses and the Other Business Locations.
          “Principal Premises” means the Specified Locations, the Assumed Locations and the Shared Locations.
          “Proprietary Information” means inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matter, copyright rights and registrations, know-how and show-how, whether or not protectible by patent, copyright or trade secret, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, blueprints, drawings, proprietary processes, product information, development work-in-process and licenses granted by third parties to use any of the foregoing.
          “Purchase Price” means the payment to be made in consideration for the Purchased Assets as provided in Section 2.5.
          “Purchased Assets” shall have the meaning set forth in Section 2.1.
          “Rejected Accounts Receivable” shall mean those Accounts Receivable outstanding more than 60 days that Buyer does not elect to assume pursuant to Section 2.5(c).
          “Related Party” means any officer or director of Seller or any Affiliate of Seller, any beneficial owner of 15% or more of the outstanding voting capital stock of Seller, or any Person in which any officer or director or beneficial owner of 15% or more of the outstanding capital stock of Seller or any Affiliate or associate or relative of any such Persons has any direct or material indirect interest.
          “Release” means the release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injection, leaching, dumping or allowing to escape of any Hazardous Material.
          “Rental Adjustment Amount” means (x) if the Excess Monthly Rental Percentage is positive, the product of (i) the Excess Monthly Rental Percentage and (ii) the Inventory Value for all Inventory on Lease and (y) if the Monthly Rental Shortfall Percentage is positive, the product of (i) the Monthly Rental Shortfall Percentage and (ii) the Inventory Value for all Inventory on Lease; provided, however, if neither the Excess Monthly Rental Percentage nor the Monthly Rental Shortfall Percentage is positive, then the Rental Adjustment Amount shall be $0.
          “Rental Contract” shall have the meaning set forth in Section 2.1(f).
          “Rental Inventory” shall have the meaning set forth in Section 2.1(e).
          “Rent to Rent Terms” means the lease or rental of Merchandise for multiple dwellings to the same entity on a temporary basis at rates discounted to Seller’s normal operating rates in its Aaron’s Sales & Lease Ownership stores.

          “Returns” means all returns, declarations, reports, statements and other documents required under a Tax Law (including information returns and reports) to be filed with a governmental authority in respect of Taxes (and “Return” means any one of the foregoing Returns).
          “Review Period” shall have the meaning set forth in Section 2.5(e).
          “Seller” shall have the meaning set forth in the Introduction.
          “Seller Breach” shall have the meaning set forth in Section 6.3(a).
          “Shared Contract” shall have the meaning set forth in Section 2.7.
          “Shared Locations” means each of the locations of the Business set forth on Schedule 2.1A-3 hereto which are subject to the Master Sublease Agreement.
          “Specified Locations” means each of the locations of the Business set forth on Schedule 2.1A-1.
          “Statement of Allocation” shall have the meaning set forth in Section 5.5.
          “Stored Business Merchandise” shall have the meaning set forth in Section 2.2(q).
          “Subleased Real Estate Leases” means all of the real estate leases of Seller related to any of the Shared Locations (or a Specified Location or Assumed Location to the extent that one or more of the foregoing is subleased by Seller to Buyer as provided in Section 2.6(c)).
          “subsidiary” means as to any Person, a corporation or other entity of which shares of stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.
          “Substantially Similar Lease” shall have the meaning set forth in Section 2.6(c)(i).
          “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, withholding, payroll, employment, excise, severance, stamp, value added, occupation, premium, property (including, without limitation, real property taxes and any assessments, special or otherwise), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and “Tax” means any one of the foregoing Taxes).
          “Tax Law” means a statute, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment or collection of any Tax.

          “Transaction Documents” means the following agreements to be entered into between Buyer and Seller: a bill of sale in the form attached hereto as Exhibit E, the Assumption Agreement, the Intellectual Property License Agreement, the IT Services Agreement, the Fort Myers Lease and the Master Sublease Agreement.
          “Transferred Accounts Receivable” shall have the meaning set forth in Section 2.1(n).
          “Transferred Customer Deposit Liability Amount” shall have the meaning set forth in Section 2.5(a).
          “Transferred Employee” shall have the meaning set forth in Section 5.6(a).
          “Transferred Purchase Orders” shall have the meaning set forth in Section 2.1(g).
          “Transferred Real Estate Interests” means (i) Seller’s rights to the land, building and improvements located at each Specified Location and Assumed Location (except for the real property subject to the Fort Myers Lease, and except to the extent a Specified Location or Assumed Location is subleased by Seller to Buyer as provided in Section 2.6(c)), (ii) Seller’s rights to the land, building and improvements located at each Shared Location to the extent provided by the Master Sublease Agreement and (iii) Buyer’s rights under the Fort Myers Lease.
          “Transferred Real Estate Leases” means each of the leases and subleases with respect to the Specified Locations and Assumed Locations (other than the Fort Myers Lease, and except to the extent that one or more of the foregoing is subleased by Seller to Buyer as provided in Section 2.6(c)).
          “Transferred Registered Motor Vehicles” shall have the meaning set forth in Section 2.1(c).
          “Transferred Registered Motor Vehicle Leases” shall have the meaning set forth in Section 2.1(c).
          “Undelivered Rental Contract” means a contract, lease or other agreement for the rental or lease of Merchandise to a customer of the Business with respect to which Merchandise has not been delivered to the customer prior to the close of business on the date prior to the Closing Date.
ARTICLE II.
SALE OF ASSETS
          2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, on the Closing Date Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the Purchased Assets and the goodwill related thereto, as the same shall exist on the Closing Date. For purposes of this Agreement, “Purchased

Assets” shall mean all of the assets, properties and rights set forth or described in Section 2.1(a) through (o), inclusive, or otherwise reflected in Seller’s books and records as held for use in the Business (except in each case for the Excluded Assets), wherever such assets, properties and rights are located and whether such assets are real, personal or mixed, tangible or intangible, matured or unmatured, known or unknown, contingent or fixed, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s books or financial statements:
               (a) the Transferred Real Estate Interests;
               (b) all of the Principal Fixtures and Equipment and any rights to the warranties and licenses received from the manufacturers and distributors of the Principal Fixtures and Equipment and to any related Claims, credits, rights of recovery and set-off with respect to such items, including any such Principal Fixtures and Equipment which are Leased Personal Property and the Personal Property Leases associated therewith;
               (c) (1) the motor vehicles indicated on Schedule 2.1C-1 (the “Transferred Registered Motor Vehicles”), and (2) all other motor vehicles not registered to operate on public highways, including self-propelled carts and other motorized lifting, material handling or transporting equipment and all spare parts, fuel and other supplies, tools and other items used in the operation or maintenance of any of the foregoing (i) located at the Specified Locations and the Assumed Locations, (ii) located at the Shared Locations and primarily used in the Business, (iii) which are in transit to or temporarily removed from a location specified in clause (i) or (ii) above and which would otherwise be included among the items described in clause (i) or (ii) above, and (iv) any rights to the warranties received from suppliers or manufacturers of such items described in clauses (i), (ii) or (iii), and any related Claims, credits, rights of recovery and set-off with respect thereto, including without limitation all such vehicles, spare parts, fuel and other supplies, tools and other items and other rights set forth on Schedule 2.1C, and together with any documents of title or leases (any such leases, the “Transferred Registered Motor Vehicle Leases”) with respect thereto, as applicable;
               (d) all of the furniture and office equipment, including desks, tables, chairs, file cabinets and other storage devices, communications equipment, computer hardware or other IT equipment (to the extent owned by Seller), installed software (not including any proprietary software except to the extent provided by the IT Services Agreement), office supplies and other tangible personal property not constituting Principal Fixtures and Equipment (i) located at the Specified Locations and the Assumed Locations, (ii) located at the Shared Locations and primarily used or held for use in the Business or (iii) which are in transit to or temporarily removed from the Principal Premises and which would otherwise be included among the items identified in clause (i) or (ii) above, including any such items which are Leased Personal Property and the Personal Property Leases (excluding leased IT equipment) associated therewith;
               (e) all Business Merchandise (i) (A) subject to a Rental Contract (other than an Undelivered Rental Contract) or otherwise on lease to a customer of the Business (including any “rent-free” or other models provided to customers) or (B) located at a Specified Location or (ii) located at a Shared Location, Assumed Location or an Other Business Location

and primarily used or held for leasing to customers in the conduct of the Business, such Business Merchandise specified in this clause (ii) with Original Landed Cost in the aggregate not exceeding $50,000 per each such Shared Location, Assumed Location and Other Business Location, which Business Merchandise Buyer may select from all Business Merchandise located at each such Shared Location, Assumed Location and Other Business Location as set forth in Section 5.1 or, to the extent not otherwise selected at such time, at any time during the 10 days after the Closing Date, such Business Merchandise to be removed from the Other Business Locations during the 100 days after the Closing Date at Buyer’s cost and expense (collectively, the “Rental Inventory”), and any rights to the warranties received from suppliers (including Seller or any Affiliate of the Seller if manufactured, distributed and/or sold by Seller or an Affiliate of the Seller) and any related Claims, credits, rights of recovery and set-off with respect to such Rental Inventory;
               (f) (i) all contracts, leases or other agreements for the rental or lease of Business Merchandise to a customer of the Business (the “Rental Contracts”) and (ii) all Undelivered Rental Contracts;
               (g) all contracts, agreements, leases, sales orders and instruments which primarily relate to the Business as conducted at the Principal Premises (including purchase orders or other contracts, agreements or instruments for the purchase of Merchandise or other goods for use in the Business at the Principal Premises and purchase orders or other contracts, agreements or instruments for the purchase of Merchandise intended for use in the Business at the Other Business Locations, provided, however, that Buyer shall acquire hereunder purchase orders or other such contracts, agreements or instruments for the purchase of Merchandise or other goods for use in the Business (collectively, “Transferred Purchase Orders”) only to the extent that such Transferred Purchase Orders collectively provide for payments or other liabilities of the Seller equal to an amount not greater than $500,000 in the aggregate) (such Transferred Purchase Orders, the Rental Contracts, the Undelivered Rental Contracts, the Personal Property Leases, the Transferred Registered Motor Vehicle Leases and the Transferred Real Estate Leases collectively, the “Contracts”):
                    (i) for the provision (by Persons other than Seller or any Affiliate of Seller) of services primarily used or available for use in the conduct of the Business, including but not limited to all (A) telephone numbers (including but not limited to such telephone numbers themselves, to the extent that such numbers constitute assets of Seller or an Affiliate of the Seller) and associated directory listings and yellow pages advertising with respect to (x) each of the Specified Locations and Assumed Locations and (y) each of the Shared Locations and Other Business Locations to the extent used primarily in connection with the Business at such locations, (B) Internet and other data transmission service provider accounts, contracts and agreements with respect to (x) each of the Specified Locations and Assumed Locations and (y) the Shared Locations to the extent used primarily in connection with the Business at such locations and (C) electric, water, gas and other utilities with respect to each of the Specified Locations and Assumed Locations and to the extent used primarily in connection with the Business at each of the Shared Locations;

                    (ii) which restrain or restrict any Person from directly or indirectly competing with the Business or from disclosing confidential or Proprietary Information relating primarily to the Business (other than the Confidentiality Agreement); and
                    (iii) any such contracts, agreements, instruments and leases entered into between the date hereof and the Closing Date that are consistent with the terms of this Agreement, provided that the terms of such contracts, agreements, instruments and leases extend beyond the Closing Date;
               (h) all rights under the licenses, agreements and other written arrangements under which the Business uses or has the right to use any of the intangible or proprietary rights of a third party, and which are primarily used or held for use in the conduct of the Business (the “Licenses”);
               (i) all mailing lists, customer lists, supplier lists, sales and marketing or packaging materials, equipment maintenance records, warranty information, manuals of operation, and other similar proprietary or confidential information of Seller primarily used or held for use in the conduct of the Business, and with respect to the Principal Premises, all building plans, blueprints, renderings or surveys, if any building plans, blueprints, renderings or surveys exist and are held by Seller or otherwise located at the Principal Premises (or copies thereof in respect of Shared Locations);
               (j) all books and records to the extent relating to the Business (or copies or portions thereof in the case of books and records also related to the Non-ACF Businesses) including, without limitation, all discs, tapes and other media storing data and other information and all of the non-proprietary software and information management systems and any other software and operational and information management systems located at the Principal Premises and primarily used or held for use in the conduct of the Business, including any documentation and manuals related thereto;
               (k) all of the governmental permits, licenses, certificates of inspection, certificates of occupancy, building permits, variances and other licenses or permits relating to the use of the Principal Premises, approvals or other authorizations issued with respect to the Business and which are used in, or otherwise necessary or material to, the operation of the Business, the use of the Principal Premises, or the conduct of the Business at the Principal Premises by Buyer, or which are otherwise required by law to be transferred to Buyer (the “Governmental Permits”), except for any Governmental Permits for which transfer is not permitted by law or the issuing authority;
               (l) all copyrights, copyrightable materials and trade secrets owned by Seller only to the extent related to the Business, together with the goodwill associated therewith, and all renewals, modifications and extensions thereof, provided, however, that Seller retains the right to use such copyrights, copyrightable materials and trade secrets currently shared with the Non-ACF Businesses in the manner any of the foregoing are currently used;
               (m) all rights of Seller to any insurance proceeds to the extent relating to the damage, destruction or impairment of assets or other rights described in this Section 2.1

(other than Business Merchandise) which would have been Purchased Assets but for such damage, destruction or impairment prior to the Closing;
               (n) (i) all Accounts Receivable outstanding 60 days or less (as determined in accordance with Schedule 2.1N) other than any Inactive Accounts Receivable (the “Current Accounts Receivable”), and (ii) those (A) Accounts Receivable outstanding more than 60 days (as determined in accordance with Schedule 2.1N) and (B) Inactive Accounts Receivable, in each case that Buyer elects to acquire pursuant to Section 2.5(c) (such Accounts Receivable that Buyer elects to acquire collectively, the “Designated Accounts Receivable,” and together with the Current Accounts Receivable, the “Transferred Accounts Receivable”); and
               (o) all of the rights, Claims or causes of action of Seller against third Persons to the extent they relate to the Purchased Assets or the Assumed Liabilities.
          2.2. Excluded Assets. It is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and Seller is not selling, transferring or assigning to Buyer, and Buyer is not purchasing or acquiring from Seller, the following (the properties and assets expressly excluded by this Section 2.2 being referred to herein as the “Excluded Assets”):
               (a) any assets reflected in Seller’s books and records as held for use in the Non-ACF Businesses (and not for use in the Business) or held for use by the corporate headquarters function;
               (b) any of Seller’s cash, bank deposits or similar cash items, other than any Lockbox Accounts, and refundable deposits of Seller of any kind, including but not limited to security deposits for Transferred Real Estate Leases and Transferred Registered Motor Vehicle Leases;
               (c) any Claim, right or interest of Seller in and to any refund for Taxes, governmental fees or other like assets or charges of any kind whatsoever, together with any interest due Seller thereon, for any periods prior to the Closing Date;
               (d) the equipment leased from a third party and listed on Schedule 2.2D;
               (e) all assets attributable or related to any Benefit Plan;
               (f) all of the Contracts set forth on Schedule 2.2F and any purchase orders or other contracts, agreements or instruments for the purchase of Merchandise or other goods for use in the Business entered into prior to the Closing which are not Transferred Purchase Orders (collectively, the “Excluded Contracts”);
               (g) the Licenses set forth on Schedule 2.2G (the “Excluded Licenses”);
               (h) all of the Seller’s trademarks, symbols, service marks, trademark registrations, service mark registrations, styles, trade names and applications for registration of trademarks and service marks (except to the extent provided by the Intellectual Property License Agreement and Section 5.18) (the “Excluded Seller Marks”);

               (i) the proprietary Seller software and IT systems;
               (j) the Other Business Locations and the real property leases directly related thereto;
               (k) the Business Merchandise and other assets located at the Assumed Locations, Shared Locations and the Other Business Locations, except to the extent that such Business Merchandise and other assets located at such Assumed Locations, Shared Locations and Other Business Locations will constitute Rental Inventory pursuant to Section 2.1(e)(ii) or are otherwise Purchased Assets pursuant to Section 2.1;
               (l) all rent-to-rent business (including associated rent-to-rent contracts, furniture and furnishings) currently being or to be conducted in (i) the Non-ACF Businesses, to the extent not prohibited by the provisions of Section 5.7, or (ii) locations which are wholly franchised by Seller to Person(s) who are third-party owners and operators of Aaron’s Sales & Lease Ownership store(s) (as a result of a grant by Seller of franchise rights to such franchisees which remain with such franchisees or other agreement between Seller and such franchisees), which are not Affiliates of Seller (other than solely as a result of such Person’s relationship to the Seller as a franchisee) (“Non-Affiliated Franchisees”);
               (m) all rights to credits, rebates, offsets and refunds from vendors to the Business arising prior to the Closing;
               (n) all of the rights, Claims or causes of action of Seller against third Persons to the extent they relate to the Excluded Assets or the Excluded Liabilities;
               (o) all Merchandise subject to Undelivered Rental Contracts, to the extent that such Merchandise has not been delivered to the customer on the date prior to the Closing Date (“Pending Business Merchandise”), except to the extent that such Pending Business Merchandise (i) is located at a Specified Location, (ii) has been selected by Buyer as part of the Rental Inventory transferred to Buyer under Section 2.1(e)(ii) hereof or (iii) has been or is to be acquired by Buyer in connection with a Transferred Purchase Order;
               (p) all motor vehicles owned or financed, other than by lease, by Seller (except for (i) any such motor vehicle that is financed is listed on Schedule 2.1C-1 and (ii) any such motor vehicle described in Section 2.1(c)(2) of this Agreement); and
               (q) all Business Merchandise stored in trailers or similar shelters adjacent to Assumed Locations, Shared Locations or Other Business Locations (“Stored Business Merchandise”), except to the extent that such Stored Business Merchandise has been selected by Buyer as part of the Rental Inventory transferred to Buyer under Section 2.1(e)(ii) hereof; and
               (r) except as otherwise provided for in Section 5.18 herein or the Intellectual Property License Agreement, all signage, decals, printed displays and similar branded materials containing the Excluded Seller’s Marks.
          2.3. Assumed Liabilities; Excluded Liabilities.

               (a) On the Closing Date, Buyer shall execute and deliver to Seller an assumption agreement in the form set forth in Exhibit F (the “Assumption Agreement”) pursuant to which Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof and subject to the provisions of Sections 2.3(b) and 2.6, all of the liabilities and obligations of Seller under the Contracts, the Licenses and the Governmental Permits (excluding the Excluded Contracts and the Excluded Licenses) (collectively, the “Assumed Contracts”) to be performed on or after the Closing Date, to the extent such liabilities and obligations of Seller arose on or after the Closing Date (except with respect to Rental Contracts transferred to Buyer hereunder, in which case Buyer will assume all liabilities and obligations other than those related to or resulting from a breach of such Contract or default thereunder by Seller prior to the Closing). The foregoing obligations and liabilities, together with the Customer Deposits in the amounts reflected in the Closing Amount Schedule, are herein called the “Assumed Liabilities.”
               (b) Other than the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise assume or discharge any obligations or liabilities of Seller or any of its Affiliates, whether or not related to the Business and whether direct or indirect, known or unknown, or absolute or contingent (all of such obligations and liabilities not so assumed being herein called the “Excluded Liabilities”), including, without limitation, the following:
                    (i) any intercompany payables and liabilities or obligations of Seller to any of its Affiliates;
                    (ii) any liabilities or obligations in respect of Excluded Assets;
                    (iii) all of Seller’s liabilities for Taxes that have been or may be incurred as a result of Seller’s operation of the Business or ownership of the Purchased Assets before the Closing Date;
                    (iv) except as otherwise set forth in Section 8.3 herein, any liability for payment of Taxes incident to or arising from the consummation of the transactions contemplated under this Agreement;
                    (v) any liability for any Taxes of Seller or of any consolidated, combined or unitary group of which Seller is or was a member with respect to periods ending on or prior to the Closing Date or beginning prior to and ending after the Closing Date, including (but not limited to) any liability pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provisions and any liability for the Taxes of another Person arising under a contract or on account of transferee liability or otherwise relating to any period prior to the Closing Date;
                    (vi) any liabilities or obligations of Seller or any ERISA Affiliate to, related or in any way associated with the Business Employees or any other present or former employees, officers and/or directors of the Seller or any ERISA Affiliate arising out of, related or in any way associated with their employment relationship or termination thereof with the Seller or any ERISA Affiliate, including without limitation, Claims asserted under any

Benefit Plan or collective bargaining agreement or as a result of the transactions contemplated by this Agreement (whether or not such individual becomes an employee of Buyer);
                    (vii) any Environmental Liabilities;
                    (viii) all other liabilities, commitments or obligations of or Claims against the Business existing, or arising out of any fact or set of operative facts existing, prior to the Closing Date, whether known or unknown, contingent or otherwise, including, without limitation, product liability, warranty, indemnification of officers and directors or litigation; and
                    (ix) notwithstanding the provisions of any consent to assignment of an Assumed Contract, any liability or obligation under any Assumed Contract to the extent such liability or obligation relates to any period prior to the close of business on the date prior to the Closing Date (including under any purchase orders or other contracts, agreements or instruments for the purchase of Merchandise or other goods for use in the Business entered into prior to the Closing which are not Transferred Purchase Orders), including any liability or obligation for any breach of or default under any Assumed Contract which liability or obligation relates to any such breach or default occurring prior to the close of business on the date prior to the Closing Date.
          2.4. The Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place at the office of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania at 11:00 a.m. on such date as Buyer shall notify Seller that is not later than ten (10) business days from the date of the expiration or early termination of the HSR Act waiting period (provided that all of the conditions to Closing set forth in Sections 6.1 and 6.2 have been satisfied or waived on or prior to the date scheduled for Closing), or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being herein called the “Closing Date”). The effective time of the transactions contemplated hereby shall be deemed to be the opening of business on the Closing Date.
          2.5. Purchase Price; Adjustment and Payment of Purchase Price.
               (a) The purchase price (the “Purchase Price”) for the Purchased Assets and the other agreements of Seller stated herein shall be $72 million, subject to the following adjustments:
                    (i) either (A) plus an amount not to exceed the Rental Adjustment Amount, if the Excess Monthly Rental Percentage is positive and Buyer elects to increase the Purchase Price by such amount (as opposed to or in conjunction with, as applicable, Buyer electing to reduce the amount of Rental Inventory to be acquired by it hereunder from Assumed Locations, Shared Locations and Other Business Locations; provided that the amount of any such reduction (expressed as a positive number) plus the amount of any reduction pursuant to Section 2.5(a)(ii) (expressed as a positive number) shall not in the aggregate exceed $1,500,000 determined at Original Landed Cost) or (B) minus the Rental Adjustment Amount, if the Monthly Rental Shortfall Percentage is positive, as applicable;

                    (ii) either (A) plus an amount not to exceed the Inventory Adjustment Amount, if the Excess Inventory Percentage is positive and Buyer elects to increase the Purchase Price by such amount (as opposed to or in conjunction with, as applicable, Buyer electing to reduce the amount of Rental Inventory to be acquired by it hereunder from Assumed Locations, Shared Locations and Other Business Locations; provided that the amount of any such reduction (expressed as a positive number) plus the amount of any reduction pursuant to Section 2.5(a)(i) (expressed as a positive number) shall not in the aggregate exceed $1,500,000 determined at Original Landed Cost) or (B) minus the Inventory Adjustment Amount, if the Inventory Shortfall Percentage is positive, as applicable;
                    (iii) minus the amount of Customer Deposits under Rental Contracts transferred to Buyer hereunder (all such amounts in the aggregate, the “Transferred Customer Deposit Liability Amount”);
                    (iv) plus the product of (x) 0.95 and (y) the aggregate amount of Current Accounts Receivable outstanding as of the day prior to the Closing Date;
                    (v) plus the product of (x) 0.95 and (y) the aggregate amount of Designated Accounts Receivable outstanding as of the day prior to the Closing Date;
                    (vi) in the event that any consent of a landlord(s) or other Person is not obtained as required by the terms of any Transferred Real Estate Lease or Subleased Real Estate Lease (“Non-Transferred Lease”), minus an amount, for each such Non-Transferred Lease, equal to the sum of (A) the product of (x) the then-current monthly rent payment for such Non-Transferred Lease and (y) six (6) plus (B) the estimated aggregate ordinary course utility, common area and maintenance charges, taxes and fees payable to the landlord in the 180 days after Closing in connection with such Non-Transferred Lease; provided, such amounts (or a portion thereof) may subsequently be paid by Buyer to Seller pursuant to Section 2.6(c) and provided, further, that no such amount shall be deducted in the case of the Transferred Real Estate Lease for the Specified Location in Tucson, Arizona or any Transferred Real Estate Lease or Subleased Real Estate Lease for which the remaining term at the Closing Date is eighteen (18) months or less; and
                    (vii) plus any amounts that are pre-paid prior to Closing for yellow pages directory advertising with respect to the telephone numbers constituting Purchased Assets pursuant to Section 2.1(g)(i)(A).
               (b) On a date not more than ten (10) and not less than three (3) business days prior to Closing, Seller shall deliver to Buyer a statement (the “Pre-Closing Statement”) containing Seller’s good faith estimate based on the books, records and properties of Seller as of the date such statement is delivered of each of the following and its calculation thereof: (i) the Rental Adjustment Amount, (ii) the Inventory Adjustment Amount, (iii) the Transferred Customer Deposit Liability Amount and (iv) the aggregate amount of Current Accounts Receivable outstanding as of the Closing Date and including reasonable details supporting such estimates and calculations, which Pre-Closing Statement shall be reasonably satisfactory to Buyer. Along with the Pre-Closing Statement, Seller shall deliver to Buyer a statement listing all Transferred Purchase Orders. On the Closing Date, Buyer shall deliver to

Seller the Purchase Price (not including any amount that will become payable by the Buyer to the Seller for Designated Accounts Receivable) determined pursuant to Section 2.5(a) using the estimated amounts set forth in the Pre-Closing Statement and reflecting its elections pursuant to Section 2.5(a)(i) and Section 2.5(a)(ii), as applicable, payable by wire transfer to an account designated by Seller to Buyer in writing prior to the Closing Date (such amount paid by Buyer at Closing, the “Closing Date Payment Amount”).
               (c) Within ten (10) business days after the Closing Date, the Buyer shall deliver to the Seller a list of those Designated Accounts Receivable that it elects to acquire pursuant to the terms of this Agreement, including but not limited to Section 2.1(n) hereof. As soon as practicable (but not later than five business days) after its delivery of such list of Designated Accounts Receivable to the Seller, Buyer shall make payment by wire transfer to an account designated by Seller to Buyer in writing prior to such date of the amount equal to the product of (x) 0.95 and (y) the aggregate amount of such Designated Accounts Receivable, together with interest on such amount from the Closing Date to the date of such payment at a rate of four percent (4%) per annum, at which time such Designated Accounts Receivable shall be deemed Purchased Assets for all intents, purposes and effects hereunder.
               (d) Within sixty (60) days after the Closing Date, Buyer will deliver to Seller a schedule (the “Closing Amount Schedule”) setting forth (i) each of the following and its calculation thereof: (A) the Rental Adjustment Amount, (B) the Inventory Adjustment Amount, (C) the Transferred Customer Deposit Liability Amount and (D) the aggregate amount of Current Accounts Receivable outstanding as of the Closing Date, and including reasonable details supporting such calculations and (ii) its calculation of the Purchase Price (not including any amount paid by the Buyer to the Seller for Designated Accounts Receivable) determined pursuant to Section 2.5(a) using the amounts set forth in the Closing Amount Schedule (the “Closing Amount”) and reflecting its elections pursuant to Section 2.5(a)(i) and Section 2.5(a)(ii), as applicable. The Closing Amount Schedule shall be prepared in accordance with the applicable provisions of this Agreement with respect to the determination of the amounts set forth on such schedule.
               (e) If, within sixty (60) days after the delivery of the Closing Amount Schedule (the “Review Period”), Seller determines in good faith that the Closing Amount Schedule has not been prepared in accordance with the applicable provisions of this Agreement with respect to the determination of the amounts set forth on such schedule, Seller shall deliver to Buyer within such Review Period written notice specifying in reasonable detail all disputed items and the basis therefor (collectively, the “Disputed Items”) and Seller’s determination and calculation thereof (the “Dispute Notice”), which Review Period may be extended upon mutual agreement of the parties. Seller shall provide within such Review Period a Dispute Notice or confirmation that Buyer’s Closing Amount Schedule is acceptable to Seller. If the Seller fails within such Review Period to deliver a Dispute Notice or such confirmation, then the Closing Amount Schedule and the Closing Amount delivered by Buyer shall be deemed final and conclusive and binding upon all parties and payment shall be made as provided pursuant to the terms of Section 2.5(f). Buyer and Seller shall, within ten (10) days following the delivery of a Dispute Notice to Buyer, negotiate in good faith to resolve such Disputed Items to their mutual satisfaction. At the conclusion of such 10-day period, Seller and Buyer shall refer all unresolved Disputed Items to a mutually agreed upon nationally recognized registered independent accounting firm (other than any firm previously engaged by either Seller or Buyer for the preparation of such party’s audited financial statements) (the “Independent Accountant”). In resolving any Disputed Item, the Independent Accountant: (i) shall be bound by the principles set forth in Section 2.5 hereof, (ii) shall limit its review to matters specifically set forth in the Dispute Notice, (iii) shall further limit its review to whether the calculations of the parties contained mathematical errors and whether the Closing Amount was calculated in accordance with the applicable provisions of this Agreement with respect to the determination of the amounts set forth on the Closing Amount Schedule, and (iv) shall not assign a value greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Such report shall be delivered to the Buyer and Seller as promptly as practicable. The parties shall request that such report be delivered no later than 30 days after the retention of the Independent Accountant by the Buyer and the Seller. The report of the Independent Accountant and its calculation of the Closing Amount shall be final and binding upon the Buyer and the Seller, and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. Buyer and Seller shall each pay one-half of all of the costs incurred in connection with the engagement of the Independent Accountant.
               (f) If the Closing Amount (as determined by the Closing Amount Schedule and adjusted by the resolution of the Disputed Items, if any) is greater than or less than the Closing Date Payment Amount, Buyer (if the Closing Amount is greater than the Closing Date Payment Amount) or Seller (if the Closing Amount is less than the Closing Date Payment Amount), respectively, shall pay the difference between such amounts to the other party within five (5) business days after a final determination of the Closing Amount by wire transfer of immediately available funds in an amount equal to such difference, together with interest on such amount from the Closing Date to the date of such payment at a rate of four percent (4%) per annum.
          2.6. Consent of Third Parties; Further Assurances; Non-Transferred Leases.
               (a) From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such additional instruments of conveyance and transfer as Buyer may reasonably request to convey or transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets. Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, contract, lease, permit, license or other right which is by its terms or by law nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller or the Business would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement (the “Non-Assignable Assets”). Seller agrees to use its commercially reasonable efforts to obtain such consent promptly. In the event consents to the assignment thereof cannot be obtained, such Non-Assignable Assets shall be held, on and after the Closing, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer, at Buyer’s expense, in the name of Seller and all benefits and obligations existing thereunder shall be for the account of Buyer. Notwithstanding the foregoing, Buyer shall not be obligated to pay, on behalf of Seller or otherwise, any rent or utility, common area or maintenance charges, taxes or fees paid or payable by Seller as tenant with respect to a Transferred Real Estate Lease or Subleased Real Estate Lease (including in connection with the Master Sublease Agreement) for any period during which Buyer is (A) prohibited from occupying the property covered by such Transferred Real Estate Lease, Subleased Real Estate Lease and/or the Master Sublease Agreement and (B) not occupying such property as a result of any landlord or other third party consent in connection with the assignment or sublease of such Transferred Real Estate Lease or Subleased Real Estate Lease, as applicable, not having been obtained as of the Closing Date; provided, however, with respect to any Non-Transferred Lease for which the conditions in clauses (x)-(z) of Section 2.6(c)(iii) are satisfied within 180 days of the Closing Date, Buyer shall assume such Transferred Real Estate Lease or assent or enter into such Subleased Real Estate Lease or Substantially Similar Lease, as applicable, as provided therein, effective from and after the date that such condition is satisfied and Buyer occupies the property subject thereto. Seller shall take or cause to be taken such action in its name or otherwise as Buyer may reasonably request, at Buyer’s expense, so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and Seller shall promptly pay over to Buyer all money or other consideration received by it (or its Affiliates) in respect of all Non-Assignable Assets. As and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf (and on behalf of its Affiliates) with respect thereto. Notwithstanding the foregoing, with respect to each Transferred Real Estate Lease, Seller shall at its cost and expense obtain the release of any Additional Utility Encumbrance with respect thereto on or as soon as reasonably practicable after the Closing Date.
               (b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by Seller to assign or delegate, or by Buyer to assume and agree to pay, perform or otherwise discharge, any Non-Assignable Asset if consent to such assignment, delegation or assumption cannot be or has not been obtained unless and until such consent is obtained.
               (c) Non-Transferred Leases
                    (i) In the event that any required consent to the assignment to Buyer of any Transferred Real Estate Lease, or the sublease to Buyer of any Subleased Real Estate Lease, is not obtained by the Closing, Seller will use its commercially reasonable efforts to obtain all such consents within 180 days following the Closing. In the case of a Transferred Real Estate Lease for which consent is not obtained, Seller may alternatively sublease such lease to Buyer pursuant to the Master Sublease Agreement and such Subleased Real Estate Lease. In the case of any Non-Transferred Lease, Seller may alternatively use its commercially reasonable efforts to assist Buyer in obtaining a new, separate lease with the landlord on economic terms (including monthly rent and a lease term at least as long as the term remaining under the Transferred Real Estate Lease or Subleased Real Estate Lease with respect to such property as of the Closing Date) substantially similar to the terms of the Transferred Real Estate Lease or Subleased Real Estate Lease (a “Substantially Similar Lease”) with respect to which consent to assignment or sublease was not obtained as of the Closing Date at no additional cost or expense to Seller.

                    (ii) Buyer will use its commercially reasonable efforts to assist Seller in obtaining any necessary consents to the assignment to Buyer of any Transferred Real Estate Lease or the sublease to Buyer of any Subleased Real Estate Lease, or in obtaining a Substantially Similar Lease (at no additional cost or expense to Seller), including by providing any landlord: financial statements of the Buyer’s parent; security or rent deposits customarily provided by the Buyer; or evidence of customary insurance coverage, or coverage specified by any Transferred Real Estate Lease or Subleased Real Estate Lease. Provided that Seller complies with its covenants and agreements under this Agreement, including this Section 2.6(c)(ii), Seller shall have no further liability or obligation to Buyer if consents or Substantially Similar Leases are not obtained with respect to the assignment or sublease contemplated herein for the Specified Location in Tucson, Arizona or any other Transferred Real Estate Lease or Subleased Real Estate Lease for which the remaining term at the Closing Date is eighteen (18) months or less, except for (x) Excluded Liabilities and (y) any rent or utility, common area or maintenance charges, taxes and fees paid or payable by Buyer with respect to such locations for any period during which Buyer is (A) prohibited from occupying such locations and (B) not occupying such locations as a result of any landlord or other third party consent in connection with the assignment or sublease of such locations not having been obtained as of the Closing Date.
                    (iii) If within 180 days of the Closing, either (x) Seller has obtained all necessary consents to a Non-Transferred Lease, (y) in the case of a Transferred Real Estate Lease for which consent is not obtained, Seller has obtained all necessary consents to sublease such lease to Buyer pursuant to the Master Sublease Agreement or (z) Buyer has entered into a Substantially Similar Lease with respect to which consent to assignment or sublease was not obtained as of the Closing Date at no additional cost or expense to Seller, then Buyer shall (A) in the case of the satisfaction of clause (x)-(z) above, assume such Transferred Real Estate Lease or assent or enter into such Subleased Real Estate Lease or Substantially Similar Lease, as applicable, effective from and after the date that such condition is satisfied and Buyer occupies the property subject thereto and (B) pay the amount previously withheld by Buyer pursuant to Section 2.5(a)(vi) with respect to such Non-Transferred Lease to the Seller within five (5) days of the date any of conditions in clauses (x)-(z) are satisfied with respect to such particular Non-Transferred Lease, by wire transfer of immediately available funds, less the amount of any reasonable, documented out-of-pocket costs and expenses (but excluding incidental, special, punitive, exemplary, business interruption, indirect or consequential damages or lost profits) incurred by Buyer solely as a result of its inability to occupy the property subject to such Non-Transferred Lease during the period from the Closing Date until the earlier to occur of the satisfaction of any of clauses (x)-(z) of this sentence and the date that is 180 days after the Closing (which shall include any reasonable storage costs as a result thereof which are so documented); provided, however, such amount to be subtracted on account of such costs and expenses shall not exceed the amount originally withheld with respect to such Non-Transferred Lease pursuant to Section 2.5(a)(vi).
                    (iv) In the event that any of the conditions in clauses (x)-(z) of the preceding Section 2.6(c)(iii) are not satisfied within 180 days of the Closing with respect to any Non-Transferred Lease, Buyer may permanently retain any amount previously withheld with respect to such Non-Transferred Lease pursuant to Section 2.5(a)(vi), without any further liability or obligation of Seller to Buyer with respect to such Non-Transferred Lease except for

(x) Excluded Liabilities and (y) any rent or utility, common area or maintenance charges, taxes and fees paid or payable by Buyer with respect to such Transferred Real Estate Lease, Subleased Real Estate Lease and/or the Master Sublease Agreement for any period during which Buyer is (A) prohibited from occupying the property covered by such Transferred Real Estate Lease, Subleased Real Estate Lease and/or the Master Sublease Agreement and (B) not occupying such property as a result of any landlord or other third party consent in connection with the assignment or sublease of such Transferred Real Estate Lease or Subleased Real Estate Lease, as applicable, not having been obtained as of the Closing Date. In addition, if no such consent is obtained by the date that is 180 days after the Closing Date with respect to a Non-Transferred Lease, Buyer shall no longer be obligated to pay Seller’s costs and expenses or be deemed to have assumed any of Seller’s liabilities under such Non-Transferred Lease (including the required payment of rent and utility, common area or maintenance charges, taxes and fees) from and after such date as otherwise required pursuant to this Agreement.
          2.7. Shared Contracts. To the extent any of the Contracts relate both to the Business and to the Non-ACF Businesses (“Shared Contracts”) such Shared Contracts shall not be assigned to Buyer. At Buyer’s request, with respect to any Shared Contract, Seller shall use commercially reasonable efforts to obtain the agreement of the other party or parties to any Shared Contract to enter into a separate agreement with Buyer with respect to the matters covered by such Shared Contract as they relate to the Business.
          2.8. Apportionment at Closing Date. At the Closing, the parties shall make without duplication the usual and customary closing adjustments with respect to the conveyance of the Principal Premises as of the Closing Date and the usual adjustments relating to the Business as of the Closing Date, including prepaid lease payments, security deposits, rents, real estate and personal property taxes, local improvements charges, assessments (special and ordinary), sewer impost charges, utility charges, water rents, monthly maintenance charges, rebates and royalties, deposits and prepaid expenses with any public utility or any municipal, governmental or other public authority, wages and any other ongoing charges, and all such payments, taxes and charges shall be apportioned and adjusted as of the Closing Date, and at the Closing the net amount thereof shall be pro rata paid by Seller to Buyer or paid by Buyer to Seller, as the case may be. Any such apportionments and adjustments shall be subject to correction for any errors or omissions that subsequently may be discovered provided that the party discovering such error or omission provides written notice of same to the other party detailing such error or omission and basis for the correction to such apportionment or adjustment. Such other party shall, within 15 days after receipt of such notice, reimburse the party delivering such notice for the full amount of such error or omission.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents and warrants to Buyer as follows:
          3.1. Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has full corporate power and corporate authority to execute and deliver this Agreement and the

Transaction Documents and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Transaction Documents by all necessary corporate action. Seller has all corporate power and corporate authority necessary to carry on the Business as now conducted and to own or lease and operate its properties as and in the places where such Business is now conducted and such properties are now owned, leased or operated.
          3.2. Authorization; Binding Obligation. This Agreement has been, and on the Closing Date the Transaction Documents will be, duly executed and delivered by Seller and this Agreement is, and on the Closing Date the Transaction Documents will be, the valid and legally binding obligations of Seller, enforceable against it in accordance with their terms.
          3.3. No Violations. Except as disclosed on Schedule 3.3:
               (a) The execution, delivery and performance of this Agreement and each of the Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Seller’s articles of incorporation or by-laws or in a material violation of any statute, rule, regulation, ordinance, order, judgment, decree, rule or regulation of any court or any governmental agency or body applicable to Seller, (ii) subject to the receipt of any consents of third Persons described in clauses (i)-(iii) of Section 3.3(b) and to the extent related to the Business or any of the Principal Premises, violate or result in a material breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material Contract, Transferred Real Estate Lease, Subleased Real Estate Lease, License, Governmental Permit, instrument, order, judgment or decree or other material arrangement or commitment (x) to which Seller is a party and which violation, material breach or default could be reasonably expected to have a Material Adverse Effect on the Business or (y) which violation, material breach or default could be reasonably expected to materially and adversely affect the performance by Seller of its obligations under this Agreement.
               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by Seller in connection with the execution and delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act; (ii) consents of third Persons which are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto, which consents, to the extent they are material, are disclosed on Schedule 3.3(b); (iii) such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Business and (iv) any filings required to be made with the Securities and Exchange Commission.
          3.4. Financial Statements. Attached hereto as Schedule 3.4 are the profit and loss statements for the fiscal year ended December 31, 2007 and the seven (7)-month period ended July 31, 2008 of the Business as conducted at the Specified Locations, Assumed Locations and Shared Locations (referred to collectively herein as the “Business Financial Statements”). The Business Financial Statements have been compiled from and are in accordance with Seller’s books and records for the Business and (i) fairly present the results of operations of the Business as conducted at the Specified Locations, Assumed Locations and Shared Locations for the fiscal year or period then ended, and are complete in all material respects and (ii) have been prepared in accordance with GAAP consistently applied. The amounts reflected in the Business Financial Statements with respect to the fiscal year ended December 31, 2007 are as included in Seller’s audited consolidated financial statements for the same periods covered thereby.
          3.5. Title to Assets. (a) Except as disclosed on Schedule 3.5(a), the Seller has and upon consummation of the transactions contemplated by this Agreement, Buyer will have good, valid and marketable title to (or in the case of the Transferred Real Estate Interests and the Leased Personal Property, good, valid, enforceable and indefeasible title to all of the leasehold estates conveyed under the Transferred Real Estate Leases, the Master Sublease Agreement or the Fort Myers Lease, as applicable, or a valid leasehold interest in the Leased Personal Property subject to the Personal Property Leases (as applicable)) all of the tangible Purchased Assets free and clear of any Encumbrance except for Permitted Encumbrances. Seller holds subject to Permitted Encumbrances and upon consummation of the transactions contemplated by this Agreement, Buyer will hold subject to Permitted Encumbrances legal rights to all of the intangible Purchased Assets free and clear of any Encumbrance.
               (b) Seller will use its commercially reasonable efforts to provide Buyer with a copy of each Contract pursuant to which Seller leases any material items which are Purchased Assets, including any appliances or other Business Merchandise re-leased to customers of the Business, from a third party (the “Personal Property Leases”), together with the most current invoice received by Seller from each such third party lessor. Neither Seller nor any of its officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than Merchandise in the ordinary course of business), including through any consolidation, liquidation or dissolution of Seller or any Affiliate of Seller, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing.
               (c) Except as set forth on Schedule 3.5(c), no Related Party owns or has an interest in any Purchased Asset.
          3.6. Condition of Personal Property. Subject to normal reserves for obsolescence and losses, and except for normal wear and tear, the Business Merchandise is usable and rentable in the ordinary course of the Business and is of merchantable quality.
          3.7. Permits, Licenses. Except as set forth on Schedule 3.7, there are no material Governmental Permits, licenses, certificates of inspection or other authorizations, necessary for or used to carry on the Business as now being conducted at any of the Specified Locations, Assumed Locations or Shared Locations or to use and occupy such Principal Premises as now being used, which are required by currently effective laws, rules or regulations.

          3.8. Compliance with Laws and Litigation. Except as set forth on Schedule 3.8, with respect to the Purchased Assets, Seller is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from governmental authorities, including, without limitation, those relating to the use and operation of the Principal Premises applicable to the Purchased Assets. Except as set forth on Schedule 3.8, there is no written claim, demand or notice, arbitration proceeding, action, suit or other proceeding, or, to the knowledge of Seller, investigation, charge, inquiry or cause of action (collectively, “Claims”) against or involving the Business or the Purchased Assets which individually or in the aggregate with other Claims, is material, or could adversely affect Buyer’s ownership or control of the Business at the Principal Premises or the Purchased Assets after the Closing Date in any material respect.
          3.9. Employees. (a) Schedule 3.9(a) lists the name, assigned location, title or function, current base salary or hourly wage and date of hire or seniority date of each of the Business Employees as of the date hereof. All individuals whose primary responsibility relates to, and who are employed in the conduct of, the Business are employed by the Seller and there are no other such individuals (including “leased employees” as defined in Section 414(n) of the Code). None of the Business Employees is covered by any union, collective bargaining or similar agreements. Except as set forth on Schedule 3.9(a), there are no written employment or consulting agreements that constitute an Assumed Contract.
               (b) Except as disclosed on Schedule 3.9(b), since the date 60 days prior to the date hereof the Seller has not reassigned or otherwise transferred any Business Employee (i) from any work or responsibilities related to the Business to work or responsibilities related to any business of the Seller other than the Business or (ii) from assignment at or in support of a Specified Location, Assumed Location or Shared Location to an Other Business Location.
               (c) Except as disclosed in Schedule 3.9(c): (i) there is no unfair labor practice charge pending or, to the knowledge of Seller, threatened against the Seller relating to any of the Business Employees; (ii) there is no labor strike or stoppage relating to any of the Business Employees actually pending or, to the knowledge of Seller, threatened against or involving the Seller; (iii) no material labor grievance relating to any of the Business Employees is pending or, to the knowledge of Seller, threatened; (iv) the Seller has not in the past three years experienced any work stoppage relating to any of the Business Employees; (v) the Seller has not, to the knowledge of Seller, been the subject in the last three years of any union organizational campaign with respect to any of the Business Employees; (vi) Seller has no material labor negotiations in process with any labor union or other labor organization relating specifically to the Business Employees; and (vii) to the knowledge of Seller, there are no efforts in process by unions to organize any Business Employees who are not now represented by recognized collective bargaining agents.
               (d) With respect to each Business Employee for whom compliance with the Immigration Reform and Control Act of 1986, and the rules and regulations promulgated thereunder (“Immigration Laws”) by an employer is required, Seller will have made available to Buyer prior to the Closing Date copies of such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. With respect to any Business Employees, Seller has not been the subject of any inspection or, to its knowledge, investigation relating to its compliance with or violation of the Immigration Laws, nor has any of them been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws in the last three years, nor is any such proceeding pending or, to the knowledge of Seller, threatened.
          3.10. Agreements. Schedule 3.10 contains a complete and correct list of each outstanding Contract which is material to the Business as conducted at a Specified Location, Assumed Location or Shared Location (other than Rental Contracts, Transferred Real Estate Leases and Subleased Real Estate Leases) and with respect to which the aggregate value thereof, or potential liability to Seller thereunder, is at least $75,000. True and correct copies of all such Contracts have been delivered to Buyer. Each of such Contracts is valid, binding and enforceable against the Seller, and to the knowledge of Seller, the other parties thereto, in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.10, Seller, and to the knowledge of Seller, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in default in any material respect under, any of such Contracts and Seller is not aware of any event that has occurred which, with notice or lapse of time, or both, would constitute such a default. Except as disclosed on Schedule 3.10, Seller has not received any written claim from any other party to any such Contract that Seller has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Each of the Rental Contracts is, to the knowledge of the Seller, valid, binding and enforceable against the other party thereto in accordance with its terms and, unless such Rental Contract has been terminated (or termination has been attempted) by such customer pursuant to the terms thereof, is in full force and effect. There are no agreements not to compete which affect or restrict the conduct of the Business by the Seller or could reasonably be expected to affect or restrict the conduct of the Business by Buyer after the Closing.
          3.11. Activities of Seller at the Principal Premises. The activities of the Seller at each of the Principal Premises consist and have consisted solely during the time period Seller has occupied such Principal Premises of operating the Business and/or the Non-ACF Businesses, but have not included any manufacturing of furniture through its “MacTavish Furniture Industries” division or otherwise. The Seller has and does not engage in any repair, refurbishment or painting, staining, priming or varnishing with respect to any furniture, furnishings, appliances, electronics, accessories or other assets or manufactured any furniture, furnishings, appliances, electronics, accessories and other assets at the Principal Premises which could reasonably be likely to result in a material Environmental Liability.
          3.12. No Undisclosed Liabilities. The Seller with respect to the Business and the Purchased Assets has no material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except liabilities or obligations (i) disclosed on Schedule 3.12, (ii) executory obligations to be performed under contracts of the Seller with respect to which it is not in breach or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2007.

          3.13. Operation of the Business at the Principal Premises. Except as set forth on Schedule 3.13, the Purchased Assets, taken together with Buyer’s rights under the Transaction Documents, constitute all of the assets, properties, agreements, licenses, intellectual property and other rights which are necessary to enable Buyer after the Closing to operate the Business at the Specified Locations, Shared Locations and Assumed Locations, in each case in a manner consistent in all material respects with the Seller’s past practice, except to the extent that the absence of the following services, or exclusion of the following assets from the Purchased Assets, may not permit the operation of the Business at the Specified Locations, Shared Locations and Assumed Locations in a manner consistent in all material respects with the Seller’s past practice: (i) corporate, distribution and other support functions Seller has customarily rendered to such locations from other locations that do not constitute Purchased Assets, including without limitation, IT and billing support (except to the extent such support is expressly provided for in the IT Services Agreement); (ii) Rental Inventory of the Business not purchased by Buyer hereunder; (iii) Excluded Seller Marks; and (iv) assets used at Shared Locations but not primarily used in the Business (except to the extent that access or other rights to such assets are provided for in the Master Sublease Agreement).
          3.14. Real Estate.
               (a) Except for the Fort Myers, Florida property to be the subject of the Fort Myers Lease, there is no real estate owned by the Seller used primarily in the Business as a showroom, warehouse or clearance center. Except as set forth in Schedule 3.14(a), no Related Party has any interest in any real property subject to a Transferred Real Estate Lease or a Subleased Real Estate Lease.
               (b) Real Estate Leases. Schedule 3.14(b) sets forth a list of all of the Transferred Real Estate Leases and all of the Subleased Real Estate Leases, including the identification of each of the lessors with respect to Transferred Real Estate Interests and the street addresses of the all of the real estate demised under any of the Transferred Real Estate Leases and the Subleased Real Estate Leases. Except as set forth in Schedule 3.14(b), Seller is the lessee under all Transferred Real Estate Leases and Subleased Real Estate Leases, Seller is in actual, exclusive possession of the Principal Premises, and no party other than Seller has any right to possession, occupancy or use of any of the Transferred Real Estate Interests, subject to customary rights of landlords to enter leased premises under certain circumstances or as specified in the Transferred Real Estate Leases and Subleased Real Estate Leases. Correct and complete copies of each of the Transferred Real Estate Leases and the Subleased Real Estate Leases, including all amendments, modifications, waivers and extensions, and together with all subordination, non-disturbance and/or attornment agreements related thereto have been provided by Seller to Buyer. Seller has good, valid and indefeasible title to all the leasehold estates conveyed under each of the Transferred Real Estate Leases and the Subleased Real Estate Leases free and clear of all Encumbrances, other than Permitted Encumbrances.
               (c) Except as set forth in Schedule 3.14(c), the basic rent, all additional rent and all other changes and amounts currently payable under the Transferred Real Estate Leases and the Subleased Real Estate Leases by the lessee thereunder have been paid to date. Except to the extent set forth on Schedule 3.14(c), all improvements or non-routine maintenance required to be performed at the Specified Locations or the Assumed Locations

under the Transferred Real Estate Leases by the lessors thereunder or by Seller has been performed in all material respects, and, to the extent that Seller is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such lessor as reimbursement therefor, except for items which Seller is disputing in good faith (which items are set forth in Schedule 3.14(c)).
               (d) There are no brokerage commissions or finder’s fees due from Seller which are unpaid with regard to any of the Transferred Real Estate Leases or the Transferred Real Estate Interests or which will become due at any time in the future with regard to the Transferred Real Estate Leases or the Transferred Real Estate Interests.
          3.15. Tax Matters. Except as set forth on Schedule 3.15:
               (a) There are no liens with respect to Taxes upon the Purchased Assets other than customary liens for current Taxes not yet due and payable.
               (b) None of the Purchased Assets (i) is property that is required to be treated as owned by another person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (iii) directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code; or (iv) is an interest in an entity that is treated as a corporation (including an “S” corporation under Section 1361 of the Code) or a partnership for Tax purposes.
               (c) Seller is a United States person within the meaning of Section 7701(a)(30) of the Code.
          3.16. Employee Benefit Plans. (a) Schedule 3.16 lists all “employee benefit plans,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and all other pension, profit sharing, retirement, supplemental retirement, stock, stock option, employment contract, change of control agreement, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, post-retirement medical or life, welfare, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, company car, scholarship, patent award, fringe benefit and other material employee benefit plans, arrangements, contracts, policies, or practices whether written or unwritten, qualified or unqualified, funded or unfunded, (i) maintained, contributed to, or required to be contributed to by the Seller with respect to any Business Employees, or (ii) pursuant to which the Seller or any ERISA Affiliate may have any liability with respect to any Business Employees (the “Benefit Plans”).
               (b) Except as disclosed in Schedule 3.16(b):
                    (i) each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code;

                    (ii) at no time has the Seller or any ERISA Affiliate been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA, nor does the Seller or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA;
                    (iii) no Benefit Plan is now or within the last 6 years has been subject to Title IV of ERISA;
                    (iv) no asset of the Seller, and no asset of any ERISA Affiliate which is to be acquired by Buyer pursuant to this Agreement, is subject to any lien under Code section 401(a)(29), ERISA Section 302(f), Code section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b);
                    (v) no Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code;
                    (vi) there are no pending audits or investigations by any governmental agency involving the Benefit Plans, and to the knowledge of the Seller there are no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the knowledge of the Seller is there any reasonable basis for any such claim, suit or proceeding.
               (c) Seller’s 401(k) plan is the only Benefit Plan which is a “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Code (the “Pension Plan”). The Pension Plan has received a determination letter from the Internal Revenue Service to the effect that such plan is qualified and exempt from federal income taxes under sections 401(a) and 501(a), respectively, of the Code and, to the Knowledge of the Seller, no events have occurred that would be expected to adversely affect such qualification or exemption. True and correct copies of Seller’s 401(k) plan and the current determination letters issued with respect to such 401(k) plan have been delivered to Buyer.
          3.17. No Brokers. Neither Seller nor any of its respective officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person which will result in any obligation of Buyer or any of its Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to Seller that:

          4.1. Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and corporate authority to execute and deliver this Agreement and the Transaction Documents and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Transaction Documents by all necessary corporate action. Buyer has all corporate power and corporate authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.
          4.2. Authorization; Binding Obligation. This Agreement has been, and on the Closing Date the Transaction Documents will be, duly executed and delivered by Buyer and this Agreement is, and on the Closing Date the Transaction Documents will be, the valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms.
          4.3. No Violations. (a) The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Buyer’s certificate of incorporation or by-laws or in a material violation of any statute, rule, regulation or ordinance applicable to Buyer or (ii) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which its assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over Buyer or any of its assets or properties.
               (b) No consent, approval, order or authorization of or registration, declaration or filing with, any Person is required by Buyer in connection with the execution and delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, and (ii) except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
          4.4. Sufficient Funds. At the time of the Closing, Buyer will have sufficient cash available to consummate the transactions contemplated by this Agreement.
          4.5. No Brokers. Neither Buyer nor any of its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person or firm which will result in any obligation of Seller or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

          4.6. No Other Representations or Warranties. Buyer acknowledges that Buyer has sole responsibility to inspect fully the Purchased Assets and investigate all matters relevant thereto, and except for the representations, warranties, covenants and other agreements of Seller set forth herein or in the other Transaction Documents, Buyer shall rely solely upon the results of Buyer’s own due diligence investigation or other information obtained or otherwise available to Buyer. Buyer acknowledges that, except for the representations and warranties of Seller contained herein and in the Transaction Documents, Seller makes no other representations or warranties with respect to the Purchased Assets or the Business.
ARTICLE V.
CERTAIN COVENANTS
          5.1. Access and Information. From and after the Closing Date and pending Closing, Seller will give to Buyer and to Buyer’s counsel, accountants and other representatives reasonable access between the hours of 10:00 a.m. and 6:30 p.m., Monday through Saturday, and at such other times as the parties may mutually agree, to all of the properties, books, contracts, commitments, records, officers, personnel and accountants of the Business (including access to perform such environmental investigations as the Buyer reasonably deems necessary at Buyer’s sole cost and expense), and will furnish to Buyer all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of the Business as Buyer may reasonably request, including any records of Seller related to any Rental Contracts, Accounts Receivable and Business Employees, provided, however, that Seller shall be under no obligation to provide access to, or copies of, such documents or records which it is prohibited from disclosing to Buyer under applicable law. As soon as possible after the execution of this Agreement, and, to the extent practicable in the case of a particular Specified Location, Assumed Location, Shared Location or Other Business Location, prior to any access by Buyer to the Business Employees as contemplated by the immediately preceding sentence or by Section 5.6, the parties shall (i) provide a mutually agreed upon joint statement to the Business Employees regarding this Agreement and matters related thereto and (ii) at each Specified Location, Assumed Location, Shared Location and Other Business Location, cause their representatives to jointly present their plans pursuant to this Agreement to the Business Employees (including with respect to interviews and hiring of Business Employees by Buyer and other elements of the business transition). Buyer’s personnel shall have access to each Specified Location, Assumed Location, Shared Location and Other Business Location for an average of at least two business days per location in order to take any of the actions not prohibited by this Section 5.1, including but not limited to meeting with employees and selecting Business Merchandise which will become part of the Rental Inventory to constitute Purchased Assets pursuant to Section 2.1(e)(ii). Each party understands and agrees that any exchange of information under this Agreement shall be solely for the purpose of seeking to consummate the transactions contemplated hereunder and under the Transaction Documents and not to affect, in any way, each party’s relative competitive position to the other party or to other Persons. Each party further agrees that the information to be disclosed to each other shall only be that information which is reasonably necessary to the transactions contemplated hereby, and that information which is not reasonably necessary to such transactions shall not be disclosed or exchanged. To the extent competitively sensitive information such as information and strategies concerning product development or marketing plans, product prices or pricing plans, cost data, customers or similar information, including discussions of entry into or withdrawal from markets (“Competitively Sensitive Information”), is determined to be reasonably necessary to the consummation of a transaction, such information shall not be disclosed prior to the expiration or earlier termination of the HSR Act waiting period, and conditioned upon there then being no pending or threatened action or inquiry from the Antitrust Division of the Department of Justice, the Federal Trade Commission or any state antitrust enforcement or other governmental authorities with respect to the transactions contemplated hereby. In addition, the dissemination of Competitively Sensitive Information which has been determined to be reasonably necessary to the consummation of a transaction such as that contemplated by this Agreement shall be limited only to those senior executives and representatives of the parties who were involved in valuing or negotiating the transaction contemplated hereby and approving the value and consummation of such transaction pursuant hereto.
          5.2. Conduct of Business Pending Closing. (a) From and after the date hereof and pending Closing, and unless Buyer shall otherwise consent or agree in writing, Seller covenants and agrees that the Business will be conducted in all material respects in the ordinary course and consistent with past practice. Seller shall pay accounts payable consistently with past practice and shall not accelerate collection of accounts receivable. Seller will use commercially reasonable efforts to keep available to Buyer the services of the present officers and employees of the Business, to preserve for Buyer the good will of the suppliers, customers and others having business relations with the Business and to maintain the condition of the Purchased Assets (subject to normal wear and tear); provided, however, Seller’s effort need not include incurring non-ordinary course costs and expenses, including without limitation increasing or providing new compensation to the present officers and employees or providing discounts or similar incentives to suppliers, customers and others having business with the Business; provided, further, that the parties acknowledge and agree that the loss outside of the ordinary course of business of any of the officers, employees, suppliers, customers and others having business with the Business will not alone constitute evidence that Seller’s efforts have not been commercially reasonable. Seller will perform and comply in all material respects with its obligations under its material Contracts, Transferred Real Estate Leases, Subleased Real Estate Leases, Licenses and Governmental Permits in a manner consistent with its past practice, and will not materially amend, modify or grant any material waiver with respect to any such material Contract, Transferred Real Estate Lease, Subleased Real Estate Lease, License or Governmental Permit without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
               (b) Except as otherwise agreed in writing by Buyer’s chief executive officer and any executive officer of Seller with respect to a particular Business Employee, prior to the Closing Seller will not (A) reassign or otherwise transfer any Business Employee (x) from any work or responsibilities related to the Business to work or responsibilities related to the Non-ACF Businesses or (y) from assignment at or in support of a Specified Location, Assumed Location or a Shared Location to an Other Business Location or (B) terminate and re-hire any Business Employee or enter into an agreement with such Person as an independent contractor following such termination (or terminate any such employee in contemplation of re-hiring such employee at a later date or of entering into an agreement with such Person as an independent contractor at a later date). Prior to the Closing Seller will not grant or promise any increase in the compensation of any Business Employee or independent contractor (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increases in the compensation payable or to become payable to any such Person, except for normal increases granted to employees or independent contractors in the ordinary course of business consistent with past practice, or enter into or amend any employment, consulting, severance, change in control or similar agreement or make any agreement or commitment to pay any severance, termination or similar compensation except as set forth on Schedule 5.2(b).
          5.3. Insurance. Pending Closing, Seller shall maintain in full force and effect the policies of insurance covering the Purchased Assets, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing. Beginning at 12:01 a.m. on the Closing Date, Buyer shall be responsible for maintaining in full force and effect any insurance covering the Purchased Assets.
          5.4. Fulfillment of Agreements. Each of Seller and Buyer shall use its respective commercially reasonable efforts to cause all of the conditions under Sections 6.1 and 6.2 of this Agreement to be satisfied on or prior to the Closing. Seller shall use its commercially reasonable efforts to conduct the Business in such a manner that at the Closing the representations and warranties of Seller contained in this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date. Seller will promptly notify Buyer in writing of any event or fact which represents or is likely to cause a breach of any of its representations, warranties, covenants or agreements. Seller shall promptly advise Buyer in writing of the occurrence of any circumstance, condition or development (exclusive of general economic factors affecting business in general) which may, individually or in the aggregate with any other circumstances, conditions or developments, materially and adversely affect the Purchased Assets. Seller shall use its commercially reasonable efforts to obtain all consents, waivers, approvals, and authorizations which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.
          5.5. Tax Reporting and Allocation of Consideration. Buyer and Seller agree that the sale of the Purchased Assets hereunder is a fully taxable sale for income tax purposes. Buyer and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with each of their respective federal income tax returns. Accordingly, Buyer and Seller agree to cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of their respective federal income tax returns in accordance with a written statement (the “Statement of Allocation”) prepared in accordance with Schedule 5.5, setting forth an allocation of the consideration (including Assumed Liabilities and other capitalized costs) for the Purchased Assets among such Purchased Assets in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. The Statement of Allocation shall be prepared by Buyer. Buyer shall deliver the initial Statement of Allocation to Seller within ninety (90) days after the Closing Date. If, within sixty (60) days after the delivery of the Statement of Allocation, Seller determines that it disagrees with the Statement of Allocation, Seller and Buyer shall resolve such dispute utilizing the procedures set forth in Section 2.5(e) and (f) for the resolution of disputes regarding the Closing Amount Schedule. Unless otherwise prohibited by law, all federal, state and local income tax returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation, as such Statement of Allocation may be finally adjusted pursuant to the dispute resolution procedure set forth in the preceding sentence.
          5.6. Employee Matters.
               (a) Schedule 5.6(a)(i) identifies all Business Employees who work primarily at or in support of a Specified Location, an Assumed Location or a Shared Location. Schedule 5.6(a)(ii) identifies all Business Employees who work primarily at or in support of an Other Business Location. Schedule 5.6(a)(iii) identifies all Business Employees not listed on Schedule 5.6(a)(i) or Schedule 5.6(a)(ii) who otherwise devote a majority of their time to the Business as of the date of this Agreement, with each Business Employee on each such Schedule provided for by this Section designated by name, assigned location, title or function, current base salary or hourly wage and date of hire or seniority date. In addition, Seller agrees to provide Buyer with access to the Business Employees listed on each such Schedule from and after the Closing Date, subject to the provisions of Section 5.1 to the extent that such access will entail meetings between the Buyer and such Business Employees at a Specified Location, Assumed Location, Shared Location or Other Business Location rather than at other places or times. Seller shall keep each of Schedule 5.6(a)(i), Schedule 5.6(a)(ii) and Schedule 5.6(a)(iii) updated and provide updated versions to Buyer as soon as practicable upon Buyer’s reasonable request (not to exceed more than one (1) time per week). From time to time prior to the Closing, with respect to each Specified Location, Assumed Location, Shared Location and Other Business Location and with respect to the employees listed on Schedule 5.6(a)(iii), Buyer shall provide a list of certain of the Business Employees from Schedule 5.6(a)(i), Schedule 5.6(a)(ii) and Schedule 5.6(a)(iii) to Seller, indicating that it wishes to extend an offer of employment to such Business Employees (each a “Designated Business Employee”). Effective as of the Closing, the Seller shall cause the employment of each Designated Business Employee so listed by Buyer to be terminated in accordance with applicable law. Effective as of the Closing Date, Buyer or one of its Affiliates shall extend offers of employment to all of the Designated Business Employees terminated in accordance with the preceding sentence. Such offers of employment shall be on such terms and conditions as determined in the sole discretion of the Buyer. All Designated Business Employees who accept such offer of employment are hereinafter referred to as the “Transferred Employees.”
               (b) Notwithstanding any other provision of this Agreement to the contrary, the Seller shall be solely responsible for any liability, claim or expense (including reasonable attorneys’ fees) with respect to employment, termination of employment, compensation or employee benefits of any nature (including, without limitation, the benefits to be provided under the Benefit Plans) owed to any employee or former employee of the Seller or any ERISA Affiliate (or the beneficiary of any such employee or former employee) whether or not such employee or former employee is a Business Employee and/or becomes a Transferred Employee, that arises out of or is related to the employment relationship between one or more of the Seller or any ERISA Affiliate and such employee or former employee or the termination of such relationship. Without limiting the foregoing sentence, the Seller shall be responsible for the payment of any severance payment or benefits that become due to any employee or former employee of the Seller or any ERISA Affiliate as a result of the termination of employment of such employee or former employee by the Seller or any ERISA Affiliate (including without limitation any liabilities or other obligations required to be provided under the notice and continuing coverage requirements of Section 4980B of the Code). Buyer and its Affiliates shall not be obligated to continue or assume any employee benefit plan or program of the Seller or its Affiliates (including, without limitation, the Benefit Plans) or responsible for any obligation or liability thereunder.
               (c) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to employment by Buyer or any of its Affiliates, nor shall anything herein interfere with the right of Buyer or any of its Affiliates, following any employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict Buyer or any of its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee.
               (d) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents of any such Transferred Employee including, without limitation, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer or under any benefit plan which Buyer may maintain. In addition, the provisions of this Section 5.6 are not intended to amend any employee benefit plan, including, without limitation, any benefit plan the Buyer or its Affiliates may maintain.
               (e) The parties agree to cooperate, share and exchange all materials, forms and items of information reasonably necessary to effectuate the transfer of employee benefits as set forth above, to the extent permitted by law.
               (f) Seller and Buyer agree that the responsibilities for payroll taxes (including the furnishing and reporting obligations of Form W-2) with respect to any Transferred Employee employed by the Buyer immediately following the Closing Date will be assigned under the “Alternative Procedure” described in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34 (and any comparable provisions of state or local law). Seller and Buyer agree to fully cooperate in order for the parties to satisfy the responsibilities for payroll taxes under this Section 5.6(f).
          5.7. Covenant Not to Compete; Nonsolicitation.
               (a) The covenants contained in this Section 5.7 are entered into for the purpose, among other things, of assuring to Buyer the benefit of the Business, including without limitation the customer lists and the business relationships and arrangements with contractors, customers and suppliers of the Business, together with the goodwill associated with the Business (other than the Excluded Seller Marks and goodwill directly related thereto) and such lists, relationships and arrangements.
               (b) For a period of ten (10) years from and after the Closing Date, Seller and its controlled Affiliates shall not, unless acting as a consultant to Buyer or as otherwise expressly permitted herein (or as and to the extent otherwise expressly agreed in a writing signed by Buyer and Seller), directly or indirectly, (i) own (or acquire any ownership interest in), manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder (or other holder of any ownership interests) or partner with, any Competing Business, or (ii) solicit, interfere with, disrupt or attempt to disrupt any then existing relationship, contractual or otherwise, between Buyer or the Business or any of their Affiliates and any of their customers, suppliers, clients, executives, employees or other Persons with whom Buyer or the Business or any of their Affiliates deal; provided, however, Seller may continue to solicit customers, suppliers and clients with respect to the Non-ACF Businesses (so long as any leasing or rental of Merchandise pursuant thereto is on terms consistent with the provisions of this Section 5.7), certain of which the parties acknowledge and agree may overlap with customers, suppliers and clients of the Business. “Competing Business” means any business that competes with Buyer with respect to the Business, as the Business has been conducted during the 12-month period preceding the date of this Agreement, within 50 miles of any Specified Location, Assumed Location, Shared Location and/or Other Business Location, provided, however, that the following shall not constitute Competing Businesses: (A) selling, leasing or renting Merchandise on typical rent-to-own terms (so long as Seller does not advertise any Merchandise (or the availability thereof) for lease or rent on a temporary basis at rates discounted to Seller’s normal operating rates (with respect to either new or used Merchandise, as applicable) for its Aaron’s Sales & Lease Ownership stores, or otherwise solicit business entities with respect thereto), (B) engaging in the Office Business, (C) entering into leases with customers for Merchandise on Rent to Rent Terms, so long as (x) such activity is incidental to the conduct of the business described in clause (A) of this Section 5.7(b) and (y) Seller does not advertise any Merchandise (or the availability thereof) for lease or rent on a temporary basis at rates discounted to Seller’s normal operating rates (with respect to either new or used Merchandise, as applicable) for its Aaron’s Sales & Lease Ownership stores, or otherwise solicit business entities with respect thereto, (D) selling, leasing or renting Merchandise in the aftermath of a Catastrophic Event and to relief organizations and individuals affected by such Catastrophic Events and (E) recovering Business Merchandise and attempting collection efforts with respect to any Rejected Accounts Receivable. Notwithstanding the foregoing, the ownership (or acquisition) of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 5.7.
               (c) Except as and to the extent otherwise expressly agreed in a writing signed by Buyer and Seller, for a period of three (3) years from and after the Closing Date, (i) Seller and its Affiliates shall not, unless acting as a consultant to Buyer, directly or indirectly, solicit, employ, retain as a consultant, interfere with or attempt to entice away from Buyer or its Affiliates, any Transferred Employee who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by Buyer or its Affiliates and (ii) Buyer and its Affiliates shall not, unless acting as a consultant to Seller, directly or indirectly, solicit, employ, retain as a consultant, interfere with or attempt to entice away from Seller or its Affiliates, any Business Employee who is not a Designated Business Employee and who is not terminated by Seller in connection with the Closing.
               (d) Except as and to the extent otherwise expressly agreed in a writing signed by Buyer and Seller, for a period of one (1) year from and after the Closing Date, Seller and its Affiliates shall not, unless acting as a consultant to Buyer, directly or indirectly, solicit, employ, retain as a consultant, interfere with or attempt to take any of the foregoing actions with respect to any Designated Business Employee.

               (e) Notwithstanding the foregoing, (i) the provisions of Section 5.7(b), Section 5.7(c) and Section 5.7(d) shall not be deemed to restrict the activities of any Non-Affiliated Franchisees, provided, however, that neither Seller nor any Affiliate of Seller may instruct or encourage any Non-Affiliated Franchisee to engage in any Competing Business or otherwise take any action which Seller and its Affiliates are prohibited from engaging in or otherwise taking pursuant to these provisions and (ii) the provisions of Section 5.7(c) and Section 5.7(d) shall not be deemed to (A) prohibit general solicitations by Seller or Buyer through advertisements, posting or headhunters or similar general solicitations or (B) (x) prohibit Seller from hiring as an employee or retaining as a consultant a Transferred Employee who Buyer terminates or (y) prohibit Buyer from hiring as an employee or retaining as a consultant any Business Employee who Seller terminates.
               (f) The restrictive covenants contained in this Section 5.7 are covenants independent of any other provision of this Agreement, and the existence of any claim which Seller may allege against Buyer, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Seller agrees that a breach by it of this Section 5.7 shall cause irreparable harm to Buyer and its Affiliates and that Buyer’s remedies at law for any breach or threat of breach by Seller of the provisions of this Section 5.7 shall be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Section 5.7 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or in equity. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which such other party seeks to enforce this covenant. In the event that this covenant not to compete shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action.
          5.8. Compliance with Antitrust Laws. Each of Buyer and Seller shall cooperate with the other in making any necessary filings under the HSR Act and shall consult and cooperate in endeavoring to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or any state antitrust enforcement or other governmental authorities may assert under the antitrust laws with respect to the transactions contemplated hereby. Without limiting the foregoing, each of Buyer and Seller shall make all necessary filings under the HSR Act, or cause (to the extent that Buyer or Seller is able) their respective ultimate parent entities to make such filings, as promptly as practicable following the execution of this Agreement, and in any event no later than seven (7) business days after the execution of this Agreement. Each of Buyer and Seller shall request early termination of the waiting period under the HSR Act. In the event an action is instituted by any Person challenging the transactions contemplated hereby as violative of the antitrust laws, each of Buyer and Seller shall use its commercially reasonable efforts to resist or resolve such action. Notwithstanding the foregoing, a party’s obligations under this Section 5.8 shall not require such party to commit to or effect the sale or other disposition of any of its assets or any assets expected to be acquired by it pursuant hereto.

          5.9. Material Consents. Seller agrees to use its commercially reasonable efforts to obtain prior to the Closing all of the consents of third Persons required to transfer or assign to Buyer any material Purchased Assets or assign the benefits of or delegate performance with regard thereto.
          5.10. Notice to Customers. Following the Closing Date, Seller agrees to promptly notify customers of the Business of the consummation of the transactions contemplated by this Agreement and to assist Buyer in making arrangements with such customers for the payment of Buyer’s accounts receivable in a manner satisfactory to Buyer.
          5.11. Confidentiality. (a) Buyer acknowledges that it shall keep confidential all information that it receives pursuant to the terms of this Agreement in accordance with the terms of the Confidentiality Agreement. Buyer and Seller agree that upon the Closing, the Confidentiality Agreement shall be terminated and be of no further force and effect.
               (b) Seller acknowledges that after the Closing, Buyer could be irreparably damaged if Seller’s or any of its Affiliates’ confidential knowledge of the operations of the Business were disclosed to or utilized on behalf of any person, firm, corporation or other business entity other than Buyer or its Affiliates, and Seller covenants and agrees that it will not following the Closing, without the prior written consent of Buyer, disclose (or make available for use to anyone outside Seller’s organization) or use any such confidential information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, or (ii) such confidential information is generally available to the public through no fault of Seller; provided, however, that if Seller is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any of such information, Seller will provide Buyer with prompt written notice to, and will cooperate with, Buyer so that Buyer may seek a protective order or other appropriate remedy; provided, further, that in the event Buyer waives compliance with the provisions of this Section 5.11(b), Seller shall disclose only that portion of the confidential information which is legally required and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.
          5.12. Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby (except to the respective directors, officers and employees of the Buyer or the Seller) without the prior written consent of the other parties hereto, except to the extent that such announcement or statement is required by applicable law, in which case the disclosing party will consult with the non-disclosing party prior to issuing or making such public announcement or written statement; provided, however, that promptly following the execution of this Agreement, the Buyer and the Seller shall issue a mutually acceptable press release with respect to this Agreement; provided, further that the foregoing shall not preclude communications or disclosures reasonably necessary to obtain consents specifically contemplated hereby and otherwise comply with or effect the provisions of this Agreement.
          5.13. Collection of Receivables.

               (a) Seller shall, by letter prepared by Buyer in form and substance reasonably satisfactory to Seller (the “Letter”), irrevocably authorize, instruct and direct that the account parties of all Transferred Accounts Receivable constituting Purchased Assets (such parties, the “Account Parties”) commencing on the Closing Date shall make and deliver all payments relating thereto to such location, bank and account (the “Lockbox Account”) as Buyer shall specify. The Letter shall cover all such matters as Buyer shall reasonably determine. If, notwithstanding such Letter, any of the Account Parties remit payments directly or indirectly to Seller instead of to the Lockbox Account, Seller agrees that it shall promptly (and in any event no later than five business days following receipt) deliver all such payments (including but not limited to negotiable instruments which shall be duly endorsed by Seller to the order of Buyer) to Buyer. Commencing immediately following the Closing, Seller hereby irrevocably designates, makes, constitutes and appoints Buyer (and all Persons designated by Buyer) as its true and lawful attorney-in-fact to do any of the following in the sole discretion of Buyer: to receive, give receipts for, take, endorse, assign, deliver, deposit, demand, collect, sue on, compound, and give acquittance for any and all information, documents, payments forms (including without limitation negotiable and non-negotiable instruments) and proceeds received by Buyer via the Lockbox Account or from Seller that relate to the Transferred Accounts Receivable constituting Purchased Assets of the Account Parties. Without limiting the foregoing, and subject to the further terms and conditions of the IT Services Agreement, Seller agrees to provide to Buyer all accounting, billing and collection records of Seller reasonably required by Buyer and related accounting, billing and collection support (including any IT support related thereto) from Seller as shall reasonably be requested by Buyer with respect to all Rental Contracts transferred to Buyer hereunder and all Account Parties for a period of up to 90 days after the Closing Date.
               (b) In respect of Rejected Accounts Receivable, if any payment with respect thereto is remitted directly or indirectly to Buyer instead of to Seller, Buyer agrees that it shall promptly (and in any event no later than five business days following receipt) deliver all such payments (including but not limited to negotiable instruments which shall be duly endorsed by Buyer to the order of Seller) to Seller.
          5.14. Access to Other Business Locations After the Closing Date. Seller shall permit Buyer access to all Other Business Locations for a period not less than 90 days after the Closing Date between the hours of 10:00 a.m. and 6:30 p.m., Monday through Saturday (and, beginning on the 11th day after the Closing Date, with at least five business days’ notice to Seller in the case of any such Other Business Location that is not then open for business, which is subject to Seller’s confirmation of the time and date, which shall not be unreasonably withheld), and at such other times as the parties may mutually agree, in order for Buyer to select and remove the Purchased Assets constituting up to $50,000 of Original Landed Cost of Rental Inventory from each such location.
          5.15. Option to Purchase Additional Merchandise. For 90 days following the Closing Date, Buyer shall have the option to purchase Business Merchandise from Seller at the Assumed Locations, Shared Locations and Other Business Locations which does not constitute a part of the Purchased Assets to be transferred hereunder at a price equal to 85% of Original Landed Cost for new furniture, 100% of Original Landed Cost for new electronics and appliances, and 50% of Original Landed Cost for used furniture, provided, however, that except as otherwise provided in this Agreement, Seller shall have no obligation to reserve for Buyer or refrain from transferring to another location any Business Merchandise in connection with this option except to the extent of any commitments of Buyer to purchase certain of such Business Merchandise pursuant to this Section 5.15; and after any such Business Merchandise has been transferred by Seller to another location in accordance with this Agreement, Buyer’s option with respect to such Business Merchandise shall expire. Seller shall have the right to have its personnel present at the Assumed Locations and Shared Locations to monitor Buyer’s evaluation of Business Merchandise Buyer may elect to purchase pursuant to this section, and its selection of Rental Inventory pursuant to Section 2.1(e)(ii) until the unselected Rental Inventory has been transferred by Seller from the Assumed Locations and Shared Locations in accordance with the provisions of this Agreement, and Buyer shall permit Seller’s personnel access to the Assumed Locations and Shared Locations for such purposes. Buyer shall give Seller reasonable notice of the time and date it intends to evaluate Business Merchandise at the Assumed Locations, Shared Locations and Other Business Locations.
          5.16. Additional Covenants Related to Business Merchandise. (a) Beginning on the 11th day after the Closing Date (or on such earlier date as Buyer has indicated to Seller that it has completed its selection of all of the Business Merchandise at the Assumed Locations, Shared Locations and Other Business Locations which will constitute Rental Inventory and part of the Purchased Assets pursuant to Section 2.1(e)(ii)), Seller will be permitted to sell Business Merchandise and other Merchandise located at Other Business Locations (which Business Merchandise does not constitute a part of the Rental Inventory selected by Buyer to constitute part of the Purchased Assets pursuant to Section 2.1(e)(ii)) as part of “clearance center sales” (and to promote such sales in the metropolitan areas in which such respective Other Business Locations are located) from the Closing Date until the one-year anniversary of the Closing Date, provided that it does not enter into a contract or other agreement with any Person or otherwise take any action in connection therewith which would violate or otherwise breach any of the provisions of Section 5.7. Seller agrees not to sell or otherwise transfer any Business Merchandise selected by Buyer to constitute Rental Inventory pursuant to Section 2.1(e)(ii) and will not permit the transfer of any such Business Merchandise from the Assumed Location, Shared Location or Other Business Location at which it was selected by Buyer by any Person other than the Buyer or its employees, representatives or agents.
               (b) Buyer shall permit Seller access to all Assumed Locations and Shared Locations between the hours of 10:00 a.m. and 6:30 p.m., Monday through Saturday, from no later than the 11th day after the Closing Date (or on such earlier date as Buyer has indicated to Seller that it has completed its selection of all of the Business Merchandise at such location which will constitute Rental Inventory and part of the Purchased Assets pursuant to Section 2.1(e)(ii)) until the date that is 100 days after the Closing Date, and at such other times as the parties may mutually agree, in order for Seller to remove the Business Merchandise and other Merchandise located at such locations which does not constitute a part of the Purchased Assets to be transferred hereunder from each such location. Notwithstanding the foregoing, Seller shall give Buyer reasonable notice of the time and date it intends to conduct such activities at the Assumed Locations and Shared Locations.
               (c) Beginning no later than the 11th day after the Closing Date (or on such earlier date as Buyer has indicated to Seller that it has completed its selection of all of the Business Merchandise at such location which will constitute Rental Inventory and part of the

Purchased Assets pursuant to Section 2.1(e)(ii)), Seller may transfer any Business Merchandise and other Merchandise located at Assumed Locations, Shared Locations and Other Business Locations which does not constitute a part of the Purchased Assets to be transferred hereunder to any of the Non-ACF Businesses or Other Business Locations, and may rent, sell or otherwise dispose of such Business Merchandise as part of the operation of the Non-ACF Businesses provided that it complies with each of the provisions of Section 5.7.
          5.17. Certain Material Business Related to Catastrophic Events. Seller agrees that in the event of any Catastrophic Event it shall not enter into any Rental Contracts or otherwise enter into or agree to enter into any transaction material to the Business and/or the Purchased Assets in connection with any relief efforts or otherwise pursuant to such events without prior consultation with the chief executive officer of Buyer with respect to same.
          5.18. Removal of Excluded Seller Marks. As soon as commercially practicable after the Closing Date, but in any event within 120 days after such date (except to the extent that Buyer’s compliance with this Section 5.18 is frustrated by zoning or similar land or property use regulations at or with respect to any of the Principal Premises, in which case Buyer shall comply no later than 12 months after such date), Buyer shall, at Buyer’s sole expense, remove (or, if necessary, on an interim basis, cover up) any and all displays of the Excluded Seller Marks from any of Buyer’s Purchased Assets, including exterior signs and other identifiers located on any property or premises, vehicles, software visible to unaffiliated third parties, email (other than archived e-mail), supplies and documents, and other materials and systems to the extent visible to unaffiliated third parties; provided, however, that the foregoing shall not require Buyer to contact any customer of the Business to perform any of the foregoing with respect to Excluded Seller Marks that may be in their possession or use.
          5.19. Access to Information Post-Closing. Seller and Buyer shall cooperate fully with each other after the Closing so that each party has access to the business records, contracts and other information existing prior to and at the Closing Date and relating in any manner to the Purchased Assets (whether in the possession of Seller or Buyer), to the extent permitted by law. No files, books or records existing at the Closing Date and relating in any manner to the Purchased Assets that are in the possession or under the control of either of the parties shall be destroyed by any party for a period of six years after Closing (which period shall be extended upon the reasonable request of either party) without giving the other party at least 30 days prior written notice, during which time such other party shall have the right to examine and to remove any such files, books and records prior to their destruction. Notwithstanding the foregoing, the provisions of Section 5.1 with respect to competitively sensitive information, including but not limited to those restricting the availability of certain information to certain Persons, shall also apply with respect to records, contracts and other information related to Purchased Assets after the Closing Date.
ARTICLE VI.
CLOSING
          6.1. Conditions Precedent to Obligations of Buyer. The obligations of Buyer to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at

Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer’s option):
               (a) Bringdown of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time (except to the extent a specific representation or warranty relates solely to a specific time, in which case such representation or warranty need only be true and correct on, as of and with reference to such time, as applicable) and Seller shall have delivered to Buyer a certificate to such effect signed by Seller’s chief executive officer or chief financial officer.
               (b) Performance and Compliance. Seller shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing in all material respects, and Seller shall have delivered to Buyer a certificate to such effect signed by Seller’s chief executive officer or chief financial officer.
               (c) Satisfactory Instruments. All instruments and documents required on Seller’s part to effectuate and consummate the transactions contemplated hereby, including the Transaction Documents, shall be delivered to Buyer and shall be in form and substance reasonably satisfactory to Buyer and its counsel.
               (d) Required Consents and HSR Act Waiting Period. All material consents and approvals of third parties contemplated hereby, including no less than 70% of the consents of landlords listed on Schedule 3.3(b) with respect to Specified Locations, Assumed Locations or Shared Locations, shall have been obtained and shall be in a form reasonably satisfactory to Buyer, and all waiting periods specified by law, including under the HSR Act, the passing of which is necessary for the consummation of such transactions shall have passed or been terminated.
               (e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect Buyer’s ownership or control of the Purchased Assets, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or (ii) which might have a Material Adverse Effect on the Business or adversely effect Buyer’s ownership or control of the Business.
               (f) Material Adverse Effect. No Material Adverse Effect shall have occurred that shall not have been cured in accordance with Section 6.3.
               (g) Assignment of Lockbox Account. Buyer shall have received documentation in form and substance satisfactory to Buyer evidencing the transfer of the Lockbox Account to Buyer.

               (h) FIRPTA Certificate. Seller shall have delivered to Buyer a duly executed certificate prepared pursuant to Treasury Regulations Section 1.1445-2(b), certifying that Seller is not a foreign person.
          6.2. Conditions Precedent to Obligations of Seller. The obligations of Seller to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):
               (a) Bringdown of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time (except to the extent a specific representation or warranty relates solely to a specific time, in which case such representation or warranty need only be true and correct on, as of and with reference to such time, as applicable) and Buyer shall have delivered to Seller a certificate to such effect signed by Buyer’s chief executive officer or chief financial officer.
               (b) Performance and Compliance. Buyer shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing in all material respects and Buyer shall have delivered to Seller a certificate to such effect signed by Buyer’s chief executive officer or chief financial officer.
               (c) Satisfactory Instruments. All instruments and documents required on Buyer’s part to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in a form and substance reasonably satisfactory to Seller and its counsel.
               (d) Landlord Consents and HSR Act Waiting Period. No less than 70% of the consents of landlords listed on Schedule 3.3(b) with respect to Specified Locations, Assumed Locations or Shared Locations shall have been obtained, and all waiting periods specified by the HSR Act, the passing of which is necessary for the consummation of the transactions contemplated hereby, shall have passed or been terminated.
               (e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.
          6.3. Termination.
               (a) When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:
                    (i) by mutual consent of Buyer and Seller;

                    (ii) by the Buyer (provided the Buyer is not in material breach of this Agreement), by written notice to the Seller, at any time (i) if the representations and warranties of the Seller in this Agreement were incorrect in any material respect when made, or (ii) Seller is in breach of or has otherwise failed to perform in any material respect any of its covenants or agreements in this Agreement (a “Seller Breach”), and, in the case of clause (ii), such Seller Breach continues uncured for 10 business days after written notice thereof by the Buyer to the Seller;
                    (iii) by the Seller (provided the Seller is not in material breach of this Agreement), by written notice to the Buyer, at any time (i) if the representations and warranties of the Buyer in this Agreement were incorrect in any material respect when made, or (ii) the Buyer is in breach of or has otherwise failed to perform in any material respect any of its covenants or agreements in this Agreement (collectively, a “Buyer Breach”), and, in the case of clause (ii), such Buyer Breach continues uncured for 10 business days after written notice thereof by the Seller to the Buyer;
                    (iv) by either the Buyer or the Seller if a court of competent jurisdiction or other competent governmental authority shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Closing of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; or
                    (v) by Buyer or Seller, if the Closing shall not have occurred prior to December 1, 2008; provided, that Buyer or Seller may terminate this Agreement pursuant to this subparagraph (v) only if the Closing shall not have occurred by such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in Sections 6.1 or 6.2 hereof.
               (b) Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Seller or Buyer or Seller’s or Buyer’s officers, directors or stockholders, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations of the parties set forth in Article VII hereof shall survive such termination.
ARTICLE VII.
INDEMNIFICATION
          7.1. Indemnification By Seller. Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against all assessments, judgments, costs, and expenses arising out of any claim, demand or suit asserted against Buyer (except for, and to the extent of, Buyer’s own negligence or intentional wrongful conduct) or for any loss or other Damages incurred or suffered by Buyer resulting from or related to: (a) any inaccuracy in or Seller’s breach of any representation or warranty of Seller hereunder or under any certificate or schedule delivered by Seller pursuant hereto, (b) any failure of Seller to satisfy any of its covenants, agreements or other obligations under this Agreement or any certificate or schedule delivered by Seller pursuant hereto, (c) any liabilities and obligations of Seller or its Affiliates other than the Assumed Liabilities or (d) any of Seller’s Tax liabilities. Seller will be obligated to assume the defense, at its sole expense, of any claim or litigation as to which it has an indemnification obligation hereunder, provided that Buyer may, at its own expense, be entitled to monitor and/or participate in the defense thereof. If, after being duly notified, Seller fails to defend in a timely manner or is not permitted to take any of the actions described in Section 7.3(x), 7.3(y) or 7.3(z) pursuant to the provisions of Section 7.3, Buyer will have the right to assume its own defense, and Seller will be obligated to reimburse Buyer for any and all reasonable expenses (including but not limited to reasonable attorneys’ fees) incurred in the defense of such claim or litigation. Seller shall not settle such a claim without the consent of the Buyer (which consent shall not be unreasonably withheld, it being understood that it shall not be unreasonable for the Buyer to withhold its consent from any settlement which (1) commits the Buyer to take, or to forbear to take, any action, or (2) does not provide for a complete release of the Buyer by such third party).
          7.2. Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against all assessments, judgments, costs, and expenses arising out of any claim, demand or suit asserted against Seller (except for, and to the extent of, Seller’s own negligence or intentional wrongful conduct) or for any loss or other Damages incurred or suffered by Seller resulting from or related to: (a) any inaccuracy in or Buyer’s breach of any representation or warranty of Buyer hereunder, (b) any failure of Buyer to satisfy any of its covenants, agreements or other obligations under this Agreement or (c) any of the Assumed Liabilities. Buyer will be obligated to assume the defense, at its sole expense, of any claim or litigation as to which it has an indemnification obligation hereunder, provided that Seller may, at its own expense, be entitled to monitor and/or participate in the defense thereof. If, after being duly notified, Buyer fails to defend in a timely manner or is not permitted to take any of the actions described in Section 7.3(x), 7.3(y) or 7.3(z) pursuant to the provisions of Section 7.3, Seller will have the right to assume its own defense, and Buyer will be obligated to reimburse Seller for any and all reasonable expenses (including but not limited to reasonable attorneys’ fees) incurred in the defense of such claim or litigation. Buyer shall not settle such a claim without the consent of the Seller (which consent shall not be unreasonably withheld, it being understood that it shall not be unreasonable for the Seller to withhold its consent from any settlement which (1) commits the Seller to take, or to forbear to take, any action, or (2) does not provide for a complete release of the Seller by such third party).
          7.3. General Indemnification Procedures. Regardless of which party shall assume the defense of the claim, the parties shall cooperate fully with one another in connection therewith. Notwithstanding the foregoing, the indemnifying party pursuant to Section 7.1 or Section 7.2, as applicable, shall not be entitled (except with the consent of the indemnified party) to (x) conduct any proceedings or negotiations in connection therewith, (y) take any other steps to settle or defend any such claim or (z) to employ counsel to contest any such claim or liability in the name of the indemnifying party or otherwise unless (i) the third party claim involves, and continues to involve, solely monetary damages and the indemnifying party’s assumption of the defense or settlement of such claim could not have a material adverse effect on the business of the indemnified party; and (b) indemnifying party shall have expressly agreed in writing that, as between the indemnifying party and the indemnified party, the indemnifying party shall be solely obligated to satisfy and discharge such third party claim.

          7.4. Limitations on Indemnification. No reimbursement for Damages or other amounts under Section 7.1(a) or Section 7.2(a), respectively, shall be required unless and until the cumulative aggregate amount of such Damages under such section equals or exceeds $720,000 (the “Threshold”) and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds such Threshold. Each party’s liability to the other under Section 7.1(a) and Section 7.2(a), respectively, shall not exceed $7,200,000. The foregoing limitations shall not apply to the inaccuracy in or breach of any representations or warranties (i) contained in Sections 3.1 (Organization and Authority), 3.2 (Authorization; Binding Obligation), 3.5(a) (Title to Assets), 3.5(c) (Title to Assets), 3.17 (No Brokers), 4.1 (Organization and Authority), 4.2 (Authorization; Binding Obligation) and 4.5 (No Brokers) or (ii) to the extent such breach was made fraudulently, willfully or with intent to deceive. For purposes of determining the existence of any inaccuracy in or breach of representation or warranty, or calculating the amount of any Damages incurred in connection with any such breach of representation or warranty or the aggregate of any such amounts, (i) any and all references to materiality or Material Adverse Effect (or other correlative terms) and (ii) any individual inaccuracy in or breach of representation or warranty for which the amount of Damages does not exceed $10,000, shall be disregarded. In calculating Damages, the amount of any insurance proceeds actually recovered by the party claiming indemnity with respect to the underlying breach or misrepresentation shall be deducted from the amount of such Damages, less any costs or expenses incurred in making a claim against such insurance coverage. If the amount of any indemnified Damages suffered or incurred by an indemnified party, at any time subsequent to the payment by an indemnifying party in respect thereof, is actually reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs or expenses incurred in connection therewith, will promptly be repaid by the indemnified party to the indemnifying party. Once the indemnified party has been fully reimbursed for all of its Damages, the indemnifying party will, to the extent of its indemnity payments, be subrogated to all rights of the indemnified party against any third party in respect of the indemnifiable Damages to which the indemnity payment relates. Indemnification pursuant to Section 7.1(a) and 7.2(a) shall be the exclusive remedy for breaches of representations and warranties, except in the case of any such breaches which are fraudulent, willful or intentionally deceptive.
          7.5. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the covenants and agreements of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the covenants and agreements in this Agreement and to enforce specifically their terms and provisions, this being in addition to any other remedy to which they are entitled to under this Agreement or at law or in equity (except as such other remedies may be limited by Section 7.4).
ARTICLE VIII.
MISCELLANEOUS
          8.1. Nature and Survival of Representations. The representations and warranties of Buyer and Seller contained in any certificate or schedule delivered by Buyer or Seller pursuant hereto shall be deemed to constitute representations and warranties of the respective party under this Agreement. All covenants and agreements contained in this Agreement, including pursuant to Article VII, shall survive the Closing Date and shall remain in full force and effect in accordance with their terms, or in perpetuity in the case of covenants and agreements with respect to which no time period or other provision for expiration or earlier termination is included therein, as applicable. The representations and warranties set forth in this Agreement shall survive the Closing Date for a period of one year, except (a) the representations in Section 3.11 (last sentence) and Section 3.15 shall survive until the date which is 60 days after the expiration of the expiration of the statute of limitations applicable to such matters, (b) the representations and warranties in Sections 3.1, 3.2, 3.5(a), 3.5(c), 3.17, 4.1, 4.2 and 4.5 shall survive the Closing Date in perpetuity and (c) the foregoing time limitations shall not apply to any claims which have been the subject of a written notice specifying the factual basis of the claim in reasonable detail prior to expiration of the applicable time period, which claims and the associated representations and warranties shall survive the otherwise applicable expiration date until such time as such claims are fully and finally resolved. Seller acknowledges that its representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Buyer or its representatives prior to Closing or any knowledge of Buyer.
          8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) three business days after mailing if mailed by certified or registered mail, return receipt requested, (ii) one business day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile or other electronic means with receipt confirmed electronically during business hours (with such notice deemed to have been given the business day following the date of receipt if sent after the conclusion of business hours), or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:
If to Seller, to:
Aaron Rents, Inc.
309 E. Paces Ferry Rd., N.E.
Atlanta, Georgia 30305
Attention: General Counsel
Fax No.: 678-402-3512
With a copy to:
Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309
Attention: David M. Eaton and W. Benjamin Barkley
Fax No.: 404-541-3188 and 404-541-3121
If to Buyer, to:
CORT Business Services Corporation
11250 Waples Mill, Suite 500
Fairfax, VA 22030

Attention: Paul N. Arnold
Fax No.: 703-968-8503
With a copy to:
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attn: Geraldine A. Sinatra
Fax No.: 215-994-2222
          8.3. Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby and by the other Transaction Documents and compliance with the terms hereof and thereof (including the obtaining of any consents by such party by any such parties in connection herewith or therewith), whether or not such transactions are consummated, and the parties shall share equally all transfer Taxes and related charges and all recording and filing fees, in each case that may be imposed by reason of the sale, transfer, assignment or delivery of the Purchased Assets. Notwithstanding the foregoing, any filing fees payable in connection with filings made pursuant to the HSR Act shall be split equally between the Seller and the Buyer.
          8.4. Waiver of Compliance with Bulk Sales Act. Buyer and Seller hereby waive compliance by the parties with any bulk sales laws of any state where a Specified Location, Assumed Location, Shared Location or Other Business Location is located, and any other state bulk sales law or laws which may be applicable to the sale of the Purchased Assets contemplated hereunder; it being understood and agreed that Seller will indemnify and hold harmless Buyer from and against any and all claims, losses, damages, and expenses, including reasonable attorney’s fees and expenses of investigation, which may be made against or sustained by Buyer or any of the Purchased Assets by reason of noncompliance with such bulk sales laws or similar laws resulting from Seller’s failure to pay and satisfy any of its obligations and liabilities (with the exception of those obligations under the Assumed Contracts which are assumed by Buyer under this Agreement).
          8.5. Entire Agreement. This Agreement, which is comprised of this Agreement and the Schedules and Exhibits hereto and the Transaction Documents, certificates and other instruments specifically referred to herein to be delivered by the parties hereto, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, except that the Confidentiality Agreement shall continue according to its terms and Section 5.11.
          8.6. Assignment; Binding Effect; Severability. This Agreement may not be assigned by any party hereto without the written consent of the other party, provided, however that Buyer may (i) assign its rights hereunder, in whole or in part, but subject to all limitations contained herein, to one or more lenders; (ii) assign its rights hereunder, in whole or in part, but subject to all limitations contained herein, to any successor to all or any substantial part of the Business; or (iii) assign its rights hereunder, in whole or in part, but subject to all limitations contained herein, to one or more subsidiaries of Buyer, provided that Buyer gives Seller prior written notice of such assignment and that such assignment shall not relieve Buyer of any liability to Seller for breaches of this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.
          8.7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Delaware.
          8.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.
          8.9. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any Person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.
          8.10. Headings; Interpretation. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. When reference is made in this Agreement to an Article or Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated. As used in this Agreement, the auxiliary verbs “will” and “shall” are mandatory, and the auxiliary verb “may” is permissive (and, by extension, is probative when used negatively, as a denial of permission). All accounting terms used but not otherwise defined in this Agreement shall have the meanings determined by GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any document or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.
          8.11. Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.
[Signature page follows]

          IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the day and year first written above.

AARON RENTS, INC.
By:	/s/ Robert C. Loudermilk, Jr.
	Name:	Robert C. Loudermilk, Jr.
	Title:	President & CEO

CORT BUSINESS SERVICES CORPORATION
By:	/s/ Paul Arnold
	Name:	Paul Arnold
	Title:	CEO